As filed with the Securities and Exchange Commission November 16, 2006	Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VioQuest Pharmaceuticals, Inc.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	58-1486040 (I.R.S. Employer Identification No.)
180 Mount Airy Road, Suite 203 Basking Ridge, NJ 07920 (Address and telephone number of principal executive offices and principal place of business)
Brian Lenz
Chief Financial Officer
VioQuest Pharmaceuticals, Inc.
180 Mount Airy Road, Suite 203
Basking Ridge, NJ 07920
Telephone: (908) 766-4400
Facsimile: (908) 766-4455
(Name, address and telephone number of agent for service)
Copies to: Christopher J. Melsha, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement, as shall be determined by the selling shareholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (3)
Common stock, par value $0.001 per share	11,048,240	$0.52	$5,745,084.80	$614.72

(1)
There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $0.52 per  share average of high and low prices of the Registrant's common stock on the OTC Bulletin Board on November 14, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated November 16, 2006

OFFERING PROSPECTUS

VioQuest Pharmaceuticals, Inc.

11,048,240 Shares

Common Stock

The selling stockholders identified on pages 42-44 of this prospectus are offering on a resale basis a total of 11,048,240 shares of our common stock, including 3,156,640 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.
Our common stock is quoted on the OTC Bulletin Board under the symbol “VQPH.” On November , 2006, the last sale price for our common stock as reported on the OTC Bulletin Board was $ .

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is                           2006.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus in its entirety.

Our Company

VioQuest Pharmaceuticals, Inc. engages in two distinct businesses: drug development and chiral technology. Our drug development business focuses on the acquisition, development and commercialization of pharmaceutical drug candidates, particularly candidates for use in oncology. Our chiral business provides innovative chiral products, technology and services to pharmaceutical and fine chemical companies in all stages of a product lifecycle.

Drug Development

Through our drug development business, we acquire, develop, and commercialize innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. As a result of our acquisition of Greenwich Therapeutics, Inc. in October 2005, we obtained the rights to develop and commercialize two oncology drug candidates - VQD-001 (sodium stibogluconate), and VQD-002 (triciribine phosphate). The rights to our two oncology drug candidates, VQD-001 and VQD-002, are governed by license agreements with The Cleveland Clinic Foundation and the University of South Florida Research Foundation, respectively. These licenses give us the right to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001 and VQD-002.

•
VQD-001 - Sodium Stibogluconate (SSG). VQD-001 is a pentavalent antimonial drug that has been used for over 50 years in parts of Africa and Asia for the treatment of leishmaniasis (a protozoan disease). The World Health Organization has stated that leishmaniasis currently threatens 350 million men, women, and children in 88 countries around the world. This drug is currently used to treat military personnel serving in parts of the world where leishmaniasis is prevalent. Subsequently, and in collaboration with the U.S. Army, we are pursuing development of VQD-001 in the treatment of leishmaniasis and intend to file a new drug application, or NDA, with the U.S. Food and Drug Administration (FDA) in the first half of 2007. Already, VQD-001 has been designated orphan drug status by the FDA in the first half of 2006 for the treatment of leishmaniasis. Additionally, several preclinical studies, especially those conducted at the Cleveland Clinic, showed that VQD-001 is an inhibitor of multiple protein tyrosine phosphatases (PTPases), specifically the SRC homology PTPase (SHP-1 & SHP-2). These intracellular enzymes are involved in signaling pathways of many receptor-linked tyrosine kinases which are involved in growth, proliferation and differentiation of cancer cells. Inhibition of these enzymes with VQD-001 can trigger apoptosis of malignant cells. This cytotoxic effect, coupled with its potential ability to enhance the body’s immune system, through improved cytokine signaling and t-cell formation, suggest that VQD-001 has potential as an anti-cancer agent. On August 14, 2006, we received an acceptance letter for our Investigational New Drug Application (IND) for VQD-001. The FDA completed their review of our IND submission and have concluded that the clinical investigations described in the protocol may begin. VQD-001 is currently being evaluated in combination with IFN a-2b in a 24-patient investigator-sponsored Phase I clinical trial at the Cleveland Clinic Taussig Cancer Center in refractory solid tumors, lymphoma and myeloma. We are also currently evaluating the safety, tolerability and activity of VQD-001 in a separate, company-sponsored study of up to a 54-patient Phase I/IIa clinical trial at MD Anderson Cancer Center in patients with advanced malignancies and solid tumors that have been non-responsive in previous cytokine therapy.

•
VQD-002 - Triciribine-Phosphate (TCN-P). Clinical studies of VQD-002, a nucleoside analog, by the National Cancer Institute in the 1980s and early 1990s showed compelling anti-cancer activities. More recently, investigators at the Moffitt Cancer Center of the University of South Florida were able to demonstrate from preclinical studies that VQD-002’s mechanism of action is the inhibition of Akt phosphorylation (protein kinase - B), which is found to be over activated and over-expressed in various malignancies including breast, ovarian, colorectal, and pancreatic and leukemias. Clinically, the over expression of phosphorylated Akt is associated with poor prognosis, resistance to chemotherapy and shortened survival time of cancer patients. On April 11, 2006, we received an acceptance letter for our Investigational New Drug Application (IND) for VQD-002 from the FDA. The FDA completed their review of our IND submission and concluded that the clinical investigations described in the protocol may begin. We are currently evaluating the safety, tolerability and activity of VQD-002 and its ability to reduce Akt phosphorylaion in two Phase I/IIa clinical trials, including one at the Moffitt Cancer Center in up to 42 patients with hyper-activated, phosphorylated Akt in colorectal, pancreatic, breast and ovarian tumors and a second clinical trial, with up to 40 patients, at the MD Anderson Cancer Center in hematologic tumors, with particular attention on leukemia.

Chiral Products and Services

Sine our inception, we have been engaged in the offer and sale of chiral chemistry products and services, including proprietary chiral catalysts and chiral building blocks or client-defined molecules. We have the rights to certain chemical compounds known as chiral ligands which, with the introduction of a metal, serve as catalysts in facilitating the production of chiral molecules in such a manner that there is a preferential manufacture of the desired molecule versus the unwanted mirror-image molecule. We provide pharmaceutical and fine chemical manufacturers and other prospective clients with broad access to our technologies for testing purposes at a low upfront cost, coupled with the opportunity to gain access to such technologies for specific applications for fees, royalties and certain manufacturing and development rights. We also provide specialized services to pharmaceutical, biotechnology and fine chemical companies relating to the development of chiral manufacturing processes for their products.

In September 2006, our board of directors directed our management to explore strategic alternatives relating to our chiral business, including the possible sale of the business. As a result, for accounting purposes, our chiral chemistry business is presented as discontinued operations in our financial statements beginning with the three and nine months ended September 30, 2006.

Corporate Information

We are incorporated under the laws of Delaware. Our company resulted from the reverse merger of Chiral Quest, LLC, a Pennsylvania limited liability company that commenced operations in October 2000, and Surg II, Inc., a Minnesota corporation, on February 18, 2003. Following the merger, Surg II, Inc. was renamed Chiral Quest, Inc., and in August 2004, we changed our name to VioQuest Pharmaceuticals, Inc. In October 2005, we reincorporated in the state of Delaware.

Our executive offices are located at 180 Mount Airy Road, Suite 203, Basking Ridge, New Jersey 07920 and our telephone number is (908) 766-4400. Our Internet site is www.vioquestpharm.com.

Recent Developments

On October 18, 2006, we completed a private placement of units consisting of shares of our common stock and warrants to purchase additional shares of common stock. We sold a total of 7,891,600 shares of common stock at a price of $0.50 per share, together with five-year warrants to purchase 2,762,060 shares at an exercise price of $0.73 per share, for gross proceeds of approximately $3.95 million, before deducting selling commissions and expenses. We engaged Paramount BioCapital, Inc. as placement agent and paid total cash commissions of approximately $276,000, of which $220,000 was paid to certain selected dealers engaged by Paramount BioCapital in connection with the private placement, and issued to the placement agents five-year warrants to purchase an aggregate of 394,580 shares of common stock exercisable at a price of $0.55 per share. We also reimbursed the placements agents $30,000 for expenses incurred in connection with the offering. This prospectus covers all of the shares issued in our October 2006 private placement, including the shares issuable upon exercise of the warrants issued to the investors and placement agents.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this prospectus.

The Offering

The selling stockholders identified on pages 42-44 of this prospectus are offering on a resale basis a total of 11,048,240 shares of our common stock, as follows:

•	7,891,600 shares of our outstanding common stock issued in connection with an October 2006 private placement;

•	2,762,060 shares of our common stock issuable at a price of $0.73 per share upon the exercise of warrants issued to the investors in our October 2006 private placement; and

•	394,580 shares of our common stock issuable at a price of $0.55 per share upon the exercise of warrants issued to the placement agents in connection with our October 2006 private placement.

Common stock offered	11,048,240 shares
Common stock outstanding before the offering(1)	54,621,119 shares
Common stock outstanding after the offering(2)	57,777,759 shares
Common Stock OTC Bulletin Board symbol	VQPH.OB

(1)	Based on the number of shares outstanding as of November 10, 2006, not including 21,444,661 shares issuable upon exercise of various warrants and options to purchase common stock.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Related to Our Company

We have no meaningful operating history on which to evaluate our business or prospects.

We commenced operations in October 2000 and, therefore, have only a limited operating history on which you can base an evaluation of our business and prospects. Moreover, we have only been engaged in the development of pharmaceutical drug candidates since October 2005, when we completed our acquisition of Greenwich Therapeutics, Inc. Accordingly, our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as drug development, pharmaceutical and biotechnology markets.

Our management anticipates incurring losses for the foreseeable future.

For the nine months ended September 30, 2006, we incurred a net loss of $5,565,115, of which $3,196,268 relates to our continuing operations. For the year ended December 31, 2005, we had a net loss of $12,834,629 and since our inception in October 2000 through September 30, 2006, we have incurred an aggregate net loss of $25,834,507, including losses generated by our Chiral Quest business, which has been classified as discontinued operations. As of September 30, 2006, we had total assets of $3,739,249, of which $823,129 was cash and cash equivalents. We expect operating losses to continue for the foreseeable future and there can be no assurance that we will ever be able to operate profitably.

We will require additional financing in order to complete the development of our products and services and otherwise develop our business operations. Such financing may not be available on acceptable terms, if at all.

Following the completion of our October 2006 private placement, we anticipate that our current capital will be adequate to fund our operations through the first quarter of 2007. However, changes may occur that would consume available capital resources before that time. Our combined capital requirements will depend on numerous factors, including: costs associated with our drug development process, including the costs of clinical programs, changes in our existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights and the outcome of any potentially related litigation or other dispute, and acquisition of technologies. We will most likely require additional financing by as early as the first quarter 2007 in order to continue operations. The most likely source of such financing includes private placements of our equity or debt securities or bridge loans to us from third party lenders.

Additional capital that may be needed by us in the future may not be available on reasonable terms, or at all. If adequate financing is not available, we may be required to terminate or significantly curtail our operations, or enter into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, or potential markets that we would not otherwise relinquish.

Our operating results will fluctuate, making it difficult to predict our results of operations in any future period.

As we develop our business, we expect our revenues, if any, and operating results to vary significantly from quarter-to-quarter. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to the fact that we have little or no significant operating history with our new technology, we cannot predict our future revenues or results of operations accurately. Our current and future expense levels are based largely on our planned expenditures and estimates of future revenues, if any. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to our planned expenditures could have an immediate adverse effect on our business and results of operations.

A small group of persons is able to exert significant control over us.

Our current officers and directors beneficially own or control approximately 20% of our common stock. Individually and in the aggregate, these persons will have significant influence over the management of our business, the election of directors and all matters requiring shareholder approval. In particular, this concentration of ownership may have the effect of facilitating, delaying, deferring or preventing a potential acquisition of our company and may adversely affect the market price of our common stock. Additionally, two members of our Board of Directors are employees of Paramount BioCapital, Inc., or one of its affiliates. Dr. Lindsay A. Rosenwald is the chairman and sole owner of Paramount BioCapital, Inc. and such affiliates. Dr. Rosenwald beneficially owns approximately 7% of our outstanding common stock, and several trusts for the benefit of Dr. Rosenwald and his family beneficially owns approximately 30% of our outstanding common stock. Although Dr. Rosenwald does not have the legal authority to exercise voting power or investment discretion over the shares held by those trusts, he nevertheless may have the ability to exert significant influence over the Company.

Risks Related to Our Drug Development Business

From the rights to we have obtained to develop and commercialize our drug candidates, we will require significant additional financing, which may not be available on acceptable terms and will significantly dilute your ownership of our common stock.

We will require additional financing to develop and bring our drug candidates to market. Our future capital requirements will depend on numerous factors, including:

•
the terms of our license agreements pursuant to which we obtain the right to develop and commercialize drug candidates, including the amount of license fees and milestone payments required under such  agreements;

•	the results of any clinical trials;

•	the scope and results of our research and development programs;

•	the time required to obtain regulatory approvals;

•	our ability to establish and maintain marketing alliances and collaborative agreements; and

•	the cost of our internal marketing activities.

We will likely look to obtain the necessary additional financing by selling shares of our capital stock. If adequate funds are not available, we will be required to delay, scale back or eliminate a future drug development program or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies or products that we would not otherwise relinquish.

We will experience significant negative cash flow for the foreseeable future and may never become profitable.

Because drug development takes several years and is extremely expensive, we expect that our drug development subsidiary will incur substantial losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability, even if we succeed in acquiring, developing and commercializing one or more drug candidates. In connection with our proposed drug development business, we also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	acquire the rights to develop and commercialize a drug candidate;

•	continue to undertake pre-clinical development and clinical trials for drug candidates that we acquire;

•	seek regulatory approvals for drug candidates;

•	implement additional internal systems and infrastructure;

•	lease additional or alternative office facilities; and

•	hire additional personnel.

Our drug development business may not be able to generate revenue or achieve profitability. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

If we are not able to obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates that we acquire, we will not be able to sell those products.

We will need FDA approval to commercialize drug candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of a drug candidate, we will be required to first submit to the FDA for approval an Investigational New Drug Application, or an “IND,” which will set forth our plans for clinical testing of a particular drug candidate.

When the clinical testing for our product candidates is complete, we will then be required to submit to the FDA a New Drug Application, or “NDA,” demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration will require significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, a drug candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may still ultimately reject an NDA. Failure to obtain FDA approval of a drug candidate will severely undermine our business development by reducing our ability to recover the development costs expended in connection with a drug candidate and realize any profit from commercializing a drug candidate.

In foreign jurisdictions, we will be required to obtain approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Assuming we are able to acquire the rights to develop and commercialize a product candidate, we will be required to expend significant time, effort and money to conduct human clinical trials necessary to obtain regulatory approval of any product candidate. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of any product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

The results of any clinical trial may not support the results of pre-clinical studies relating to our product candidate, which may delay development of any product candidate or cause us to abandon development altogether.

Even if any clinical trials we undertake with respect to a future product candidate that we acquire are completed as planned, we cannot be certain that their results will support the findings of pre-clinical studies upon which a development plan would be based. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure may cause us to delay the development of a product candidate or even to abandon development altogether. Such failure may also cause delay in other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

If physicians and patients do not accept and use our drugs after regulatory approvals are obtained, we will not realize sufficient revenue from such product to cover our development costs.

Even if the FDA approved any product candidate that we acquired and subsequently developed, physicians and patients may not accept and use them. Acceptance and use of the product candidates we acquire (if any) will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because our drug development business plan contemplates that substantially all of any future revenues we will realize will result from sales of product candidates that we develop, the failure of any of drugs we acquire and develop to find market acceptance would significantly and adversely affect our ability to generate cash flow and become profitable.

We intend to rely upon third-party researchers and other collaborators who will be outside our control and may not devote sufficient resources to our projects.

We intend to collaborate with third parties, such as drug investigators, researchers and manufacturers, in the development of any product candidate that we acquire. Such third parties, which might include universities and medical institutions, will likely conduct the necessary pre-clinical and clinical trials for a product candidate that we develop. Accordingly, our successful development of any product candidate will likely depend on the performance of these third parties. These collaborators will not be our employees, however, and we may be unable to control the amount or timing of resources that they will devote to our programs. For example, such collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us in the future. If our collaborators were to assist our competitors at our expense, the resulting adverse impact on our competitive position could delay the development of our drug candidates or expedite the development of a competitor’s candidate.

We will rely exclusively on third parties to formulate and manufacture our product candidates.

We do not currently have, and have no current plans to develop, the capability to formulate or manufacture drugs. Rather, we intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies that will be needed for any clinical trials we undertake. If we received FDA approval for any product candidate, we would rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers will expose us to the following risks:

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We may be unable to identify manufacturers on commercially reasonable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

If we are not able to successfully compete against other drug companies, our business will fail.

The market for new drugs is characterized by intense competition and rapid technological advances. If any drug candidate that we develop receives FDA approval, we will likely compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost or with fewer side-effects. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will be competing against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drug candidates already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Risks Related to Our Securities

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

Trading of our common stock, which is conducted on the OTC Bulletin Board, has been limited. This adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

Because it is a “penny stock,” it will be more difficult for you to sell shares of our common stock.

In addition, our common stock is considered a “penny stock” under SEC rules because it has been trading on the OTC Bulletin Board at a price lower than $5.00. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers also must provide customers that hold penny stocks in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to you in violation of the penny stock rules, you may be able to cancel your purchase and get your money back. The penny stock rules may make it difficult for you to sell your shares of our stock, however, and because of the rules, there is less trading in penny stocks. Also, many brokers simply choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at profit.

We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our shares in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,”  “could,”  “should,”   “anticipate,”  “believe,”  “estimate,”  “expect,”  “intend,”  “plan,”  “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which are subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition in conjunction with the financial statements contained in this prospectus beginning at page F-1. This discussion includes “forward-looking” statements that reflect our current views with respect to future events and financial performance. We use words such as we “expect,”  “anticipate,”  “believe,” and “intend” and similar expressions to identify forward-looking statements. Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in the “Risk Factors” section of this prospectus, and should not unduly rely on these forward looking statements.

Overview

Through our continuing drug development business, we acquire, develop, and commercialize innovative products for the treatment of key unmet medical needs in cancer and immunological diseases. Through our acquisition of Greenwich Therapeutics, Inc. in October 2005, we obtained the rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001 and VQD-002 through license agreements with The Cleveland Clinic Foundation and the University of South Florida Research Foundation, respectively. We have initiated three Phase I/IIa clinical trials since acquiring the license rights to VQD-001 and VQD-002.

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VQD-001 - Sodium Stibogluconate (SSG). VQD-001 is a pentavalent antimonial drug that has been used for over 50 years in parts of Africa and Asia for the treatment of leishmaniasis (a protozoan disease) in some parts of the world for over 50 years. As published by the World Health Organization, leishmaniasis currently threatens 350 million men, women, and children in 88 countries around the world. This drug is currently being used to treat military personnel serving in parts of the world where this desease is prevalent. Sebsequently and in collaboration with the U.S. Army, we are pursuing development of VQD-001 in the treatment of leishmaniasis and intend to file a new drug application or NDA, with the U.S. Food and Drug Administration (FDA) in the first half of 2007. Already, VQD-001 has been designated orphan drug status by the FDA in the first half of 2006 for the treatment of leishmaniasis. In other development, results from several preclinical studies, especially those conducted at the Cleveland Clinic showed that VQD-001 is an inhibitor of multiple protein tyrosine phosphatases (PTPases), specifically the SRC homology PTPase (SHP-1 & SHP-2). These intracellular enzymes are involved in signaling pathways of many receptor-linked tyrosine kinases which are involved in growth, proliferation and differentiation of cancer cells. Inhibition of these enzymes with VQD-001 can trigger apoptosis of malignant cells. This cytotoxic effect, coupled with its potential ability to enhance the body’s immune system, through improved cytokine signaling and t-cell formation, suggest that VQD-001 has potential as an anti-cancer agent. On August 14, 2006, we received an acceptance letter for our Investigational New Drug Application (IND) for VQD-001 from the FDA. The FDA completed their review of our IND submission and have concluded that the clinical investigation (s) described in the protocol may begin. VQD-001 is currently being evaluated in combination with IFN a-2b in a 24-patient investigator-sponsored Phase I clinical trial at the Cleveland Clinic Taussig Cancer Center in refractory solid tumors, lymphoma and myeloma. We are also currently evaluating the safety, tolerability and activity of VQD-001 in a separate, company-sponsored study of up to a 54-patient Phase I/IIa clinical trial at MD Anderson Cancer Center in patients with advanced malignancies and solid tumors that have been non-responsive in previous cytokine therapy.

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VQD-002 - Triciribine-Phosphate (TCN-P). Clinical studies of VQD-002, a nucleoside analog, by the National Cancer Institute in the 1980s and early 1990s showed compelling anti-cancer activities. More recently, investigators at the Moffitt Cancer Center of the University of South Florida were able to demonstrate from preclinical studies that VQD-002’s mechanism of action is the inhibition of Akt phosphorylation (protein kinase - B) , which is found to be over activated and over-expressed in various malignancies, including, breast, ovarian, colorectal, pancreatic and leukemias. Clinically, the over expression of phosphorylated Akt is associated with poor prognosis, resistance to chemotherapy and shortened survival time of cancer patients. On April 11, 2006, we received an acceptance letter for our Investigational New Drug Application (IND) for VQD-002 from the FDA. The FDA completed their review of our IND submission and have concluded that the clinical investigations (s) described in the protocol may begin. We are currently evaluating the safety, tolerability and safety of VQD-002 and its impact of its ability to reduce Akt phosphorylation in two Phase I/IIa clinical trials, including one at the Moffitt Cancer Center in up to 42 patients with hyper-activated, phosphorylated Akt in colorectal, pancreatic, breast and ovarian tumors and a second clinical study up to a 40-patient trial at the MD Anderson Cancer Center in hematologic tumors, particularly, leukemia.

To date, we have not received approval for the sale of any drug candidates in any market and, therefore, have not generated any revenues from our drug candidates. The successful development of our product candidates is highly uncertain. Product development costs and timelines can vary significantly for each product candidate and are difficult to accurately predict. Various laws and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of each product. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect our business.

Developing pharmaceutical products is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates, we do not expect to complete the development of a product candidate until approximately 2007 for the treatment of leishmaniasis, and 2009 for oncology indications of VQD-002 and then VQD-001 if ever. In addition, as we continue the development of our product candidates, our research and development expenses will further increase. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue increasing. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of these product candidates. Our major sources of working capital have been proceeds from various private financings, primarily private sales of our common stock and other equity securities.

Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for laboratory development, legal expenses resulting from intellectual property protection, business development and organizational affairs and other expenses relating to the acquiring, design, development, testing, and enhancement of our product candidates, including milestone payments for licensed technology. We expense our research and development costs as they are incurred.

Results of Operations - For the Nine Months Ended September 30, 2006 vs. September 30, 2005

Continuing Operations:

We had no revenues from continuing operations through September 30, 2006.

Our R&D expenses for the nine months ended September 30, 2006 were $933,599 as compared to $0 during the nine months ended September 30, 2005. R&D is attributed to clinical development costs, milestone license fees, maintenance fees provided to the institutions we licensed VQD-001 and VQD-002, outside manufacturing costs, outside clinical research organization costs, in addition to regulatory and patent filing costs associated to our two oncology compounds VQD-001 and VQD-002 currently in clinical trials. The increase in R&D for the nine months ended September 30, 2006 is a result of our discontinued operations contributing to all of our R&D expenses for the nine months ended September 30, 2005, in addition to having no R&D costs from our two oncology compounds during the nine months ended September 30, 2005, as a result of acquiring them in October 2005. Additionally, R&D increases for the nine months ended September 30, 2006 consist of milestone license fees incurred in connection with receiving acceptance of our Investigational New Drug Application filing for VQD-002 in April 2006 of $100,000, maintenance fees provided to the institutions we licensed VQD-001 and VQD-002 from of approximately $25,000 and $35,000 respectively, outside regulatory and legal fees of $383,000, employee costs of $188,000, outside clinical research organization costs of $71,000 and outside manufacturing costs of approximately $132,000. For the remainder of the year, we expect R&D spending related to our existing product candidates to increase as we expand our clinical trials.

SG&A expenses for the nine months ended September 30, 2006 were $2,348,030 as compared to $1,704,940 during the nine months ended September 30, 2005. This increase in SG&A expenses was due in part to the impact of expensing employee and director stock options in accordance with FAS 123R of approximately $590,000, additional spending on conference expenses, increased travel expenses for new business development opportunities and higher administrative expenses associated with having more employees which include the President and CEO hired in February 2005, the Vice President of Corporate Business Development hired in July 2005, and the Chief Medical Officer hired in March 2006, in addition to other related employee costs such as increased insurance, and employer payroll taxes and increased rent expense for the newly leased corporate headquarters facility in Basking Ridge, New Jersey.

Interest income, net of interest expense for the nine months ended September 30, 2006 was $85,361 as compared to $14,203 for the nine months ended September 30, 2005. Interest income received during the nine months ended September 30, 2006 was approximately $98,000, which was offset by interest expense of approximately $13,000, for the repayment of the final one third amount of debt owed, of approximately $264,000, to Paramount BioCapital, which was assumed as part of the October 2005 acquisition of Greenwich Therapeutics.

Our loss from continuing operations for the nine months ended September 30, 2006 was $3,196,268 as compared to $1,690,737 for the nine months ended September 30, 2005. The increased loss from continuing operations for the nine months ended September 30, 2006 as compared to September 30, 2005 was primarily due to the to higher SG&A expenses due in part to the impact of expensing employee and director stock options of approximately $590,000 in accordance with FAS 123R, additional spending on conference expenses, increased travel expenses for new business development opportunities and higher administrative expenses associated with having more employees which include the President and CEO hired in February 2005, the Vice President of Corporate Business Development hired in July 2005, and the Chief Medical Officer hired in March 2006, in addition to other related employee costs such as increased insurance, and employer payroll taxes and increased rent expense for the newly leased corporate headquarter facility in Basking Ridge, New Jersey. Increased R&D expenses also contributed to the higher loss from continuing operations for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005, which were related to our drug development costs, including, outside clinical research organization and manufacturing costs, maintenance and licensing fees provided to the institutions we licensed VQD-001 and VQD-002 from, in addition to other clinical development costs for the VQD-001 and VQD-002 clinical programs. We expect losses to continue for the next several years from the costs associated with the drug development process related to developing our drug candidates.

Discontinued Operations:

Our loss from discontinued operations for the nine months ended September 30, 2006 was $2,368,847 as compared to $2,372,397 for the nine months ended September 30, 2005. The decreased loss from discontinued operations for the nine months ended September 30, 2006 as compared to September 30, 2005 was primarily attributable to having lower overhead expenses resulting from a reduced number of employees located in our New Jersey facility, lower R&D expenditures as a result of focusing on commercializing our proprietary technology, offset by the impact of expensing employee stock options.

Results of Operations - Years Ended December 31, 2005 vs. 2004

Continuing Operations:

We had no revenues from continuing operations through December 31, 2005.

In-process research and development (“IPR&D”) costs of $7,975,218 are attributed to the acquisition of Greenwich Therapeutics, Inc. in October 2005. The acquisition costs are comprised of: $5,995,077 related to the calculated value of 8,564,395 shares of the Company’s common stock issued to Greenwich Therapeutics’ shareholders valued at $.70 per share ($.70 per share value was based upon the average stock price of the Company’s common stock a few days before and a few days subsequent to the July 7, 2005 definitive merger agreement announcement), $986,038 related to the calculated value of 2,000,000 warrants issued to Greenwich Therapeutics’ shareholders using the Black-Scholes stock option pricing model, $823,869 of debt the Company assumed as part of the merger of Greenwich Therapeutics which is comprised of license fees and legal fees incurred by Greenwich Therapeutics, in addition to $170,234 of legal, audit, and consultant’s fees charged for a fairness opinion as part of the valuation analysis of the merger with Greenwich Therapeutics.

SG&A expenses for the year ended December 31, 2005 were $2,796,037 as compared to $0 for the year ended December 31, 2004. This increase in SG&A expenses was due in part to having more employees which include the President and CEO hired in February 2005, the Vice President of Corporate Business Development hired in July 2005, additional spending on conferences, increased travel expenses for new business development opportunities and higher administrative expenses associated with employee costs such as increased insurance, and employer payroll taxes and increased rent expense for the newly leased corporate headquarters facility in Basking Ridge, New Jersey in September 2005. Additionally, management and consulting expenses contributed $297,401 as part of the SG&A increase, which was primarily attributed to a non-recurring charge of $190,000 from the issuance of 200,000 shares of our common stock to an outside consultant in the third quarter 2005, in addition to the Company utilizing regulatory and advisory consultants in the due diligence process of acquiring our two oncology compounds, VQD-001 and VQD-002 in October 2005.

Interest income, net of interest expense for the year ended December 31, 2005 was $42,422 as compared to $0 for the year ended December 31, 2004. The increase was attributed to our discontinued operations contributing to interest income of approximately $38,000 for the year ended December 31, 2004, in addition to having higher cash reserves at the end of 2005 as compared to 2004 as a result of completing a financing in October 2005 for approximately $8.4 million.

Our loss from continuing operations for the year ended December 31, 2005 was $10,728,833 as compared to $0 for the year ended December 31, 2004. The increased loss from continuing operations for the year ended December 31, 2005 as compared to December 31, 2004 was primarily due to IPR&D expenses as a result of the Company acquiring two oncology compounds through the acquisition of Greenwich Therapeutics, Inc. in October 2005 for $7,975,218, in addition to higher SG&A expenses due in part to having more employees which include the President and CEO hired in February 2005, the Vice President of Corporate Business Development hired in July 2005, additional spending on conference expenses, increased travel expenses for new business development opportunities and higher administrative expenses associated with, other related employee costs such as increased insurance, and employer payroll taxes and increased rent expense for the newly leased corporate headquarters facility in Basking Ridge, New Jersey in September 2005.

Discontinued Operations:

Our loss from discontinued operations for the year ended December 31, 2005 was $2,105,796 as compared to $4,023,558 for the year ended December 31, 2004. The decreased loss from discontinued operations for the year ended December 31, 2005, as compared to December 31, 2004 was primarily attributable to increased gross profits as a result of having higher revenues, in addition to having lower overhead expenses resulting from a reduced number of employees located in our New Jersey facility, lower R&D expenditures as a result of focusing on commercializing our proprietary technology, in addition to receiving a tax benefit of approximately $236,000 from the State of New Jersey, from the sale of our net operating losses.

Liquidity and Capital Resources

In August 2004, we decided to focus on acquiring technologies for purposes of development and commercialization of pharmaceutical drug candidates for the treatment of oncology and antiviral diseases and disorders for which there are unmet medical needs. In accordance with this business plan, in October 2005, we acquired in a merger transaction Greenwich Therapeutics, Inc., a privately-held New York-based biotechnology company that held exclusive rights to develop and commercialize two oncology drug candidates - VQD-001, and VQD-002. The rights to these two oncology drug candidates, VQD-001 and VQD-002, are governed by license agreements with The Cleveland Clinic Foundation and the University of South Florida Research Foundation, respectively. As a result of the Company’s acquisition of Greenwich Therapeutics, we hold exclusive rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001 and VQD-002.

As a result of this acquisition, we have undertaken funding development of VQD-001 and VQD-002, which has significantly increased our cash expenditures and will continue to increase our expenditures over the next 12 months and thereafter. The completion of development of VQD-001 and VQD-002, both of which are only in early stages of clinical development, is very lengthy and expensive process. Until such development is complete and the FDA (or the comparable regulatory authorities of other countries) approves VQD-001 and VQD-002 for sale, we will not be able to sell these products.

Since inception, we have incurred an accumulated deficit of $25,834,507 through September 30, 2006. For the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004, we had losses from continuing operations of $3,196,268, $10,728,833, and $0, respectively. We used $2,406,038, $1,911,479 and $0 in cash from continuing operating activities for the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004, respectively. As of September 30, 2006, we had working capital of $234,516 and cash and cash equivalents of $823,129.

Management expects our losses from continuing operations to increase over the next several years, due to the expansion of our drug development business and costs associated with the clinical development of VQD-001 and VQD-002. These matters raise substantial doubt about our ability to continue as a going concern.

On October 18, 2006, we sold 7,891,600 shares of its common stock at a price of $0.50 per share resulting in gross proceeds of approximately $3.95 million. In addition to the shares of common stock, we also issued to the investors 5-year warrants to purchase an aggregate of 2,762,060 shares at an exercise price of $0.73 per share. In connection with the private placement, the Company engaged Paramount BioCapital, Inc., (“Paramount”) as its exclusive placement agent, and Paramount in turn engaged various broker-dealers as sub-agents to assist with the offering. Dr. Lindsay A. Rosenwald is the Chairman, CEO and sole stockholder of Paramount and a substantial stockholder of the Company. Stephen C. Rocamboli and Michael Weiser, directors of the Company, are also employed by Paramount. In consideration for their services, we paid an aggregate of approximately $276,000 in commissions to the placement agents (including sub-agents) in connection with the offering, of which $56,000 was paid to Paramount, plus an additional $30,000 as reimbursement for expenses. We also issued to the placement agents 5-year warrants to purchase an aggregate of 394,580 shares of common stock at a price of $0.55 per share. Based upon the Black Scholes option pricing valuation model, the investor warrants are estimated to be valued at approximately $1,340,000. Based upon the Black Scholes option pricing valuation model, the placement agents’ warrants are estimated to be valued at approximately $192,000.

On October 18, 2005, we sold 11,179,975 shares of our common stock at a price of $0.75 per share resulting in gross proceeds of approximately $8.38 million. In addition to the shares of our common stock, investors also received 5-year warrants to purchase an aggregate of 4,471,975 shares of our common stock at an exercise price of $1.00 per share. . In connection with the private placement, the Company engaged Paramount as its exclusive placement agent. We paid an aggregate of approximately $587,000 in commissions to Paramount BioCapital, Inc., in connection with the offering, together with an accountable expense allowance of $50,000, and issued 5-year warrants to purchase an aggregate of 1,117,997 shares of common stock at a price of $1.00 per share. Our net proceeds, after deducting placement agent fees and other expenses relating to the private placement, were approximately $7.5 million.

Management anticipates that our capital resources will be adequate to fund our operations through the first quarter of 2007. Additional financing will be required during 2007 in order to fund operations. We have determined to seek strategic alternatives for our Chiral Quest business operations on September 29, 2006, which may include the possible sale of that business. If we are able to sell our Chiral Quest business we may receive cash proceeds from the sale, which we would utilize to further the development of our two anti-cancer drug candidates. The most likely source of financing includes the private sale of our equity or debt securities, or bridge loans to us from third party lenders. However, changes may occur that would consume available capital resources before that time. Our working capital requirements will depend upon numerous factors, which include, the progress of its drug development and clinical programs, including associated costs relating to milestone payments, license fees, manufacturing costs, regulatory approvals, and the hiring of additional employees.

Our net cash used in continuing operating activities for the nine months ended September 30, 2006 was $2,406,038. Our net cash used in operating activities primarily resulted from a loss from continuing operations of $3,196,268 offset by non-cash items consisting of the impact of expensing employee and director stock options in accordance with FAS 123R of $589,673, the impact of expensing scientific advisory board member consultants’ options in accordance with EITF 96-18 for $33,119, and depreciation of $3,804. Other uses of cash in continuing operating activities include an increase of prepaid clinical research organization costs of $180,238 attributed to our two oncology compounds development sites, and prepaid expenses and other assets of $79,109. Additionally, an increase in accounts payable of $336,967 and accrued expenses of $86,014 attributed to clinical development costs, legal, accounting fees, in addition to accrued compensation, consultant and Board of Director fees.

Our net cash used in continuing operating activities for the year ended December 31, 2005 was $1,911,479. Our net cash used in operating activities primarily resulted from a loss from continuing operations of $10,728,833, offset by non-cash items consisting of IPR&D expenses of $7,975,218 as a result of the Company acquiring two oncology compounds through the acquisition of Greenwich Therapeutics, Inc. in October 2005, and a non-recurring charge of $190,000 from the issuance of 200,000 shares of our common stock to an outside consultant in the third quarter 2005. Our net cash used in operating activities also included increases in accounts payable and accrued expenses of $275,077 and $395,000 respectively, which consisted of drug development and operational expenditures.

Our net cash used in continuing operating activities for the year ended December 31, 2004 was $0 as a result of the Company’s discontinued operations contributing to all of its cash used in operating activities.

Our net cash used in continuing investing activities for the nine months ended September 30, 2006 totaled $14,987, which resulted from capital expenditures were attributed to the purchases of computer and office equipment for the Basking Ridge, New Jersey facility.

Our net cash used in continuing investing activities for the year ended December 31, 2005 was $193,297, which resulted from charges of $170,234 attributed to legal, accounting and consulting fees related to the acquisition of Greenwich Therapeutics, Inc. in October 2005, and payments for property and equipment related to the newly leased headquarters in Basking Ridge, New Jersey.

Our net cash used in continuing investing activities for the year ended December 31, 2004 was $0 as a result of the Company’s discontinued operations contributing to all of its cash used in investing activities.

We had no financing activities in the nine months ended September 30, 2006 and 2005.

Our net cash used provided by continuing financing activities for the year ended December 31, 2005 totaled $7,483,409. Continuing financing activities consisted of $7,748,032 received as a result of our October 2005 private placement of approximately 8.4 million shares of our common stock at a price per share of $0.75, net of $636,949 of costs associated to our placement agent, Paramount BioCapital, Inc. As a result of completing this financing, the Company was obligated to repay to Paramount BioCapital, LLC, a division of Paramount BioCapital, Inc., costs incurred through the merger of Greenwich Therapeutics, Inc. of $264,623, or approximately one-third of the debt incurred as part of the merger.

Our net cash used provided by continuing financing activities for the year ended December 31, 2004 totaled $6,741,632. Continuing financing activities consisted of gross proceeds of approximately $7.2 million received as a result of our February 2004 private placement of approximately 4.8 million shares of our common stock at a price per share of $1.50, net of approximately $500,000 of costs associated to our placement agents, of which Paramount BioCapital received approximately $300,000.

As part of our plan for development, we anticipate hiring additional full-time employees in the medical, clinical and finance functions. In addition, we will continue to use senior advisors, consultants, clinical research organizations and third parties to perform certain aspects of our products’ development, manufacturing, clinical and preclinical development, and regulatory and quality assurance functions.

At our current and desired pace of clinical development of our two products, in Phase I/IIa clinical trials, we expect to spend approximately $6.0 million on clinical trials (including milestone payments that we expect to be triggered under the license agreements relating to our product candidates, maintenance fees payments that we are obligated to pay to the institutions we licensed our two oncology compounds from, salaries and consulting fees, pre-clinical and laboratory studies), approximately $130,000 on facilities, rent and other facilities costs, and approximately $2.7 million on general corporate and working capital over the next 12 months. Additionally at September 30, 2006, we have an outstanding debt balance of $264,623 and approximately $13,000 of accrued interest, which is currently due and payable to Paramount. We plan to satisfy the final portion of debt and accrued interest by the end of the first quarter of 2007.

Our working capital requirements will depend upon numerous factors. For example, with respect to our drug development business, our working capital requirements will depend on, among other factors, the progress of our drug development and clinical programs, including associated costs relating to milestone payments, license fees, manufacturing costs, regulatory approvals, and the hiring of additional employees.

Additional capital that we may need in the future may not be available on reasonable terms, or at all. If adequate financing is not available, we may be required to terminate or significantly curtail our operations, or enter into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, or potential markets that we would not otherwise relinquish.

Critical Accounting Policies and Estimates

Accounting for Stock-Based Compensation. We account for our employee stock options and warrants using the fair value method of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), Share-based Payment. SFAS 123(R) defines a fair value based method of accounting for employee stock options or similar equity instruments. In determining the fair value of the equity instrument, we considered, among other factors, (i) the risk-free interest rate, (ii) the expected life of the option granted, (iii) the anticipated dividend yield, (iv) the estimated future volatility of the underlying equity and (v) anticipated future forfeitures. Our results include non-cash compensation expense as a result of the issuance of stock option grants utilizing this method.

Research and Development Expense. Research and development expenditures are expensed as incurred. We often contract with third parties to facilitate, coordinate and perform agreed upon research and development activities. To ensure that research and development costs are expensed as incurred, we measure and record prepaid assets or accrue expenses on a monthly basis for such activities based on the work performed under the contracts.

These contracts typically call for the payment of fees for services at the initiation of the contract and/or upon the achievement of certain clinical trial milestones. In the event that we prepay fees for future milestones, we record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most professional fees are incurred throughout the contract period. These professional fees are expensed based on their percentage of completion at a particular date.

These contracts generally include pass through fees. Pass through fees include, but are not limited to, regulatory expenses, investigator fees, travel costs, and other miscellaneous costs including shipping and printing fees. Because these fees are incurred at various times during the contract term and they are used throughout the contract term, we record a monthly expense allocation to recognize the fees during the contract period. Fees incurred to set up the clinical trial are expensed during the setup period.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as that term is defined by applicable SEC regulations.

OUR COMPANY

Overview

We have two distinct business units - Drug Development and Chiral Products and Services. Our drug development business focuses on acquiring, developing and eventually commercializing human therapeutics in the areas of oncology, and antiviral diseases and disorders for which there are current unmet medical needs. We currently have the exclusive rights to develop and commercialize two oncology drug candidates. Our chiral business, which we operate through our wholly-owned subsidiary, Chiral Quest, Inc., provides innovative chiral products, technology and custom synthesis development services to pharmaceutical and fine chemical companies in all stages of a products’ lifecycle. In September 2006, we determined to pursue strategic alternatives relating to our Chiral Quest business, which may include a possible sale. Accordingly, for accounting purposes, our Chiral Quest business is reflected as discontinued operations in our consolidated financial statements contained elsewhere in this prospectus.

Corporate History; Mergers and Reincorporation Transactions

We were originally formed in October 2000, as a Pennsylvania limited liability company under the name Chiral Quest, LLC. In February 2003, we completed a reverse acquisition of Surg II, Inc., a publicly-held Minnesota shell corporation and were renamed Chiral Quest, Inc. In August 2004, we were renamed VioQuest Pharmaceuticals, Inc. In October 2005, we reincorporated under Delaware law by merging into a wholly-owned subsidiary incorporated under Delaware law.

Immediately following the reincorporation, we acquired Greenwich Therapeutics, Inc., a privately-held, New York City based drug development company, in a merger transaction in which we merged our wholly-owned subsidiary VioQuest Delaware, Inc., with and into Greenwich Therapeutics, with VioQuest Delaware, Inc., remaining as the surviving corporation and our wholly-owned subsidiary. As a result of the acquisition of Greenwich Therapeutics, we acquired the rights to develop and commercialize two oncology drug candidates - VQD-001, Sodium Stibogluconate, also called “SSG” and VQD-002, Triciribine-Phosphate, or “TCN-P”.

Cancer Overview

Cancer develops when abnormal cells in the body begin to grow out of control. These cancer cells will outlive normal cells and go on to form additional cancerous cells. The danger is that these cells will often travel to other parts of the body and replace normal tissue, a process called metastasis. Frequently, these metastases ultimately lead to a patient’s death. Although the exact cause of cancer is still uncertain, it is believed that genetics and environmental toxins play a role.

The American Cancer Society estimates that 1,372,910 new cases of cancer will be diagnosed in 2005 alone. The National Institute of Health estimated an overall cost of cancer to be $189.8 billion in 2004. This cost includes $69.4 billion in direct medical expenses, $16.9 billion in indirect morbidity costs, and $103.5 billion in indirect mortality costs. This year, 570,280 deaths are expected to be due to cancer or one in four deaths in the United States. For all types of cancer diagnosed between 1995 and 2000 combined, the 5-year relative survival rate is 64%.

Cancer is the second leading cause of death in America. In the U.S., half of all men and one third of all women will develop cancer at some point in their lives. Since 1990, over 17 million new cancer cases have been diagnosed. A number of drugs are used in the treatment of cancer. These drugs are used to reduce pain, prolong the life of the patient, send the cancer into remission or eliminate the cancer completely. There is great opportunity for improvement in all types of cancer treatment. Recognizing this vast health and commercial opportunity, we acquire, develop, and commercialize innovative products for the treatment of important unmet medical needs in cancer and immunological diseases.

Drug Development

Through our drug development business, we acquire, develop, and commercialize innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. Through our acquisition of Greenwich Therapeutics, Inc. in October 2005, we obtained the rights to develop and commercialize two oncology drug candidates - VQD-001 and VQD-002. The rights to our two oncology drug candidates, VQD-001 and VQD-002, were granted by license agreements with The Cleveland Clinic Foundation and the University of South Florida Research Foundation, respectively. These licenses give us the right to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001 and VQD-002.

VQD-001 - Sodium Stibogluconate (SSG)

VQD-001 is a pentavalent antimonial drug that has been used for over 50 years in parts of Africa and Asia for the treatment of leishmaniasis, a protozoan disease. Recent research at the Cleveland Clinic suggests that VQD-001 may also become a new treatment for some types of cancer.

Interferon and other cytokines are important in controlling malignancy; their mechanism of action depends on their ability to signal via the Janus kinase, Jak/Stat, pathways. The Jak/Stat pathway is regulated, in part, by the SRC homology phosphatases, SHP-1 and SHP-2.  Experiments with VQD-001 have shown that it inhibits recombinant SHP-1. Since SHP-1 downregulates Jak/Stat, VQD001 promotes the Jak/Stat pathway and augments interferon and other cytokine activity. Thus, it is hypothesized that treating cancer patients with VQD-001 will potentiate the intrinsic cytokine/interferon signaling through the Jak/Stat pathway, resulting in greater apoptosis, or cancer cell death.

This effect on cancer cells, along with its apparent ability to enhance the body’s immune system make it an attractive drug candidate for oncology. Furthermore, its historically acceptable toxicity profile as an anti-leishmaniasis drug, indicates to us that VQD-001 is an attractive drug candidate to evaluate as an anti-cancer agent. To date, we have not submitted any application to the U.S. Food and Drug Administration or FDA, although the Cleveland Clinic has filed an investigator, investigational new drug application or IND, which has been accepted by the FDA, and pursuant to which it is conducting a clinical trial with VQD-001.

Preclinical Data

Scientists have shown that VQD-001, alone, inhibits prostate, bladder, colon, melanoma and renal cancer cell lines as well as multiple myeloma and lymphoma cell lines (in vitro). Interferon also inhibits some of these cell lines, but cells often develop resistance to interferon. When VQD-001 is combined with interferon, the growth-inhibitory effect of interferon is augmented, and in vitro resistance to interferon is overcome. Experiments in nude mice with cancer xenografts has shown that VQD-001 can control malignancies in vivo as well.

Potential Lead Indication of VQD-001

The standard of care for solid tumors, lymphoma, myeloma and certain other hematological malignancies, includes either chemotherapy and/or biologic therapy. Biologic treatment with Interferon alpha-2b, or “IFN a-2b,” has been moderately successful in controlling some of these malignancies. However, some tumors become refractory to treatment with IFN a-2b and the cancer continues to grow despite continued treatment. In addition, the toxicity profile of IFN a-2b often limits its clinical efficacy. We believe that the effectiveness of this existing treatment may be improved by using VQD-001 in combination with IFN a-2b. Specifically, we believe that VQD-001, due to its demonstrated ability to inhibit PTPases, will augment the anti-proliferative activity and improve the efficacy of IFN a-2b. Therefore, we believe that the efficacy of VQD-001 in combination with IFN a-2b as shown in preclinical studies together with its historically acceptable safety profile, may position it well as an effective combination therapy to treat solid tumors and certain other hematological malignancies.

Clinical Development

The safety profile of interferon alone and of VQD-001 alone is well known. Interferon has been used for decades as an anti-neoplastic agent and VQD-001 has been used for the treatment of leishmaniasis for years. VQD-001 is currently being used as the treatment of choice by the U.S. military for leishmaniasis which soldiers have contracted in Iraq. We believe that these two drugs can be safely combined.

Pursuant to an IND that we filed with the FDA in 2006, in September 2006, we commenced a Phase I/IIa clinical trial of VQD-001 in solid tumors at the M.D. Anderson Cancer Center. This trial is an open-label, dose escalation study to evaluate the safety and tolerability of VQD-001 in combination with Interferon a-2b, a commonly-used chemotherapy drug. This trial will also evaluate the pharmacokinetics of VQD-001, which measures the body’s ability to absorb, metabolize and eliminate a drug. We expect to complete this clinical trial in the first half of 2007.

VQD-001 is also currently being studied in combination with IFN a-2b in a 24-patient investigator-sponsored Phase I clinical trial at the Cleveland Clinic Taussig Cancer Center in the treatment of refractory solid tumors, lymphoma and melanoma. The primary objective of this clinical trial is to confirm the tolerance, safety and determine the maximum tolerated dose, of VQD-001 in combination with IFN a-2b. In addition, the trial will also provide pharmacokinetic data, and a better understanding of how VQD-001 affects important biological and genetic pathways. This clinical trial is expected to be completed by the first half of 2007. Although it has no obligation to us to do so, the Cleveland Clinic intends to fund all costs associated with this clinical trial. In order to ensure this trial is completed, however, we may in the future agree to fund portions of this study. Pending a successful completion of this Phase I clinical trial, we anticipate initiating a Phase II trial in the second half of 2007. The Phase II trial will be designed to provide information concerning efficacy, among other information. Prior to a initiating the Phase II trial, we will need to apply for approval with the local institutional review board and identify a principal investigator to run the study. There may potentially be delays in receiving this approval, such as unforeseen safety issues and dosing issues.

Advantages Over Existing Developmental Therapeutics

Potential advantages of VQD-001 over existing therapies include VQD-001’s long history of use, favorable toxicity, side effect profiles, and efficacy in preclinical cancer models. As previously discussed, VQD-001 has been utilized in the treatment of leishmaniasis for over fifty years in parts of Africa and Asia. As published by the World Health Organization, leishmaniasis currently threatens 350 million men, women and children in 88 countries around the world. Leishmaniases are parasitic diseases with a wide range of clinical symptoms: cutaneous, (cutaneous forms of the disease normally produce skin ulcers on the exposed parts of the body such as the face, arms and legs). The disease can produce a large number of lesions - sometimes up to 200 - causing serious disability, and invariably leaving the patient permanently scarred, a stigma which can cause serious social prejudice; mucocutaneous (in mucocutaneous forms of leishmaniasis, lesions can lead to partial or total destruction of the mucous membranes of the nose, mouth and throat cavities and surrounding tissues). These disabling and degrading forms of leishmaniasis can result in victims being humiliated and cast out from society. And visceral leishmaniasis - also known as kala azar - is characterized by irregular bouts of fever, substantial weight loss, swelling of the spleen and liver, and anaemia (occasionally serious). If left untreated, the fatality rate in developing countries can be as high as 100% within 2 years.

VQD-001 has demonstrated favorable toxicity and side effect profiles, at dosages well in excess of the dosages we intend to utilize in our clinical trials in the treatment of cancer. Also, based on preclinical in vivo cancer models, we believe that VQD-001 may have better efficacy in treating refractory cancer than existing standards of care.

Competition

To our knowledge, no inhibitors of such PTPases have previously been demonstrated to be effective to treat cancer. CombinatoRx, Incorporated, a privately held biotechnology company, is developing a clinical drug candidate containing Pentamidine + Thorazine for the potential treatment of cancer. Pentamidine may also be a PTPase inhibitor and has also previously been used for the treatment of leishmaniasis. Hoffman-La Roche Inc. and Wyeth are investigating PTPase inhibitors for the potential treatment of non-insulin dependent diabetes.

Additional Potential Indication of VQD-001

As we continue to develop VQD-001 (sodium stibogluconate) for indications primarily used for an oncology therapeutic, we are also in the process of possibly developing a treatment for leishmaniasis, which is a parasitic disease as described above. The U.S. Army has been using VQD-001 to treat leishmaniasis in American military personnel serving in Afghanistan and Iraq. We have recently been collaborating with U.S. Army to seek FDA approval of VQD-001 for the treatment of leishmaniasis. The Army has indicated to us that it will allow us to rely on the data it has collected in administering sodium stibogluconate. Working with the U.S. Army, we intend to submit a new drug application, or NDA, with the FDA for sodium stibogluconate for the treatment of leishmaniasis in 2007. The FDA has granted orphan drug designation for sodium stibogluconate for leishmaniasis.

VQD-002 - Triciribine-Phosphate (TCN-P)

VQD-002 is a nucleoside analog that had been under development for many years as an anti-cancer therapy. It was chosen for clinical trials after preclinical work showed that it was more active than 1,991 other compounds in a NCI Diversity Set in terms of its ability to inhibit AKT-transformed cells. Since Akt has been shown to play a critical role in malignancy by inducing cell survival, growth, migration, and angiogenesis, researchers at The National Cancer Institute, or “NCI”, advanced VQD-002 into clinical trials in oncology in the 1980s and 1990s. While an anti-cancer signal was seen in those clinical trials in various tumor types, including sarcoma, colorectal, hepatic and breast cancers, the drug was discontinued due to side-effects (specifically, hyperglycemia and hepatotoxicity). The side effects were dose-related. In these trials, patients were not selected according to how strongly their tumors expressed AKT. Scientists now believe that lower doses of VQD-002 may be effective in treating patients whose tumors overexpress AKT because their tumors may be more sensitive to lower doses of VQD-002. Tumors with high levels of AKT expression, including some as breast, ovarian, colorectal and pancreatic cancers, are particularly difficult to treat with conventional therapies. Therefore, it is logical both from an efficacy and safety/tolerability perspective to test VQD-002 in patients with tumors that overexpress AKT.

Preclinical Data

Recent research performed at the Moffitt Cancer Center at the University of South Florida confirmed activity in tumor cell lines that overexpress AKT. Furthermore, in vivo studies showed that low doses of VQD-002 inhibited tumor growth in a murine human xenograft model only if the xenograft overexpressed AKT and not if AKT was not overexpressed. In both human tumor cell lines and in murine xenograft models VQD-002 inhibited tumor cell growth and promoted tumor cell death, a process known as apoptosis.

Potential Lead Indication of VQD-002

The efficacy of VQD-002 as an anti-cancer drug in previous clinical trials was limited by the side effects associated with its usage. We believe, however, that these side effects were closely related to the high dosage levels used in these trials. In addition, we believe that the hyperglycemia seen as a side effect may have resulted from VQD-002’s mechanism of action on Akt, as recent preclinical studies have shown that a deficiency of Akt impairs the ability of insulin to lower blood glucose, which could lead to a hyperglycemic condition. The previous NCI-sponsored clinical trials used dosages that ranged up to 256mg/m2, and these trials targeted tumors without regard to whether such tumors overexpressed Akt, since, at the time of such trials, the mechanism of action for VQD-002 was not fully understood. We believe, that based on the preclinical studies conducted to date, VQD-002 effectively and selectively induces apoptosis and inhibits growth in tumor cells with elevated levels of phosphorylated Akt at doses lower than those used in the previous clinical trials. Therefore, we believe that by selectively screening and treating only those patients with tumors that exhibit abnormal levels of phosphorylated Akt, VQD-002 in low doses may achieve tumor inhibition and regression without the significant side effects previously associated with its usage at higher dose levels. Our initial potential lead indication for VQD-002 will be for the treatment of solid tumors known to have abnormal levels of phosphorylated Akt, which constitute a significant percentage of all colorectal, ovarian, pancreatic and breast cancers. In addition, a majority of leukemia patients also have hyper-phosphorylated Akt.

Additional Potential Indications for VQD-002

While VQD-002 continues in clinical development for solid tumors that overexpress abnormal levels of phosphorylated Akt, we intend to explore, in consultation with our Scientific Advisory Board, management team and other consultants, VQD-002’s potential in the treatment for hematological and other liquid tumors, including leukemia. We intend to continue the preclinical and clinical development of VQD-002 in those indications in which we believe it shows potential.

Clinical Development

Pursuant to an IND we filed for VQD-002 in early 2006, we initiated the Phase I portion of a Phase I/IIa clinical trial to assess the safety and tolerability and determine the maximum tolerated dose of VQD-002 in up to 20 patients with diverse solid tumors, where abnormal levels of phosphorylated Akt (protein kinase B) have been observed. This trial is being conducted at the H. Lee Moffitt Cancer Center and Research Institute in Tampa, Florida. Subject to patient enrollment, we expect to complete this trial by mid-2007. Subject to the results of the Phase I portion of this trial, we expect to commence the Phase II portion shortly thereafter.

We also initiated a Phase I/IIa clinical trial in VQD-002 in September 2006 at the M.D. Anderson Cancer Center in hematological malignancies, including leukemia. The Phase I portion, which will involve 15 patients and evaluate safety and tolerability, will be completed by the end of 2007. Subject to the results of the Phase I portion of this trial, we expect to commence the Phase II portion shortly thereafter.

Advantages over Existing Developmental Therapeutics

The planned clinical trials utilizing VQD-002 in patients that have tumors that exhibit abnormal levels of phosphorylated Akt is a strategy that we believe offers significant advantages over classic anticancer therapies. Our research indicates to us that low dose treatment with VQD-002 targets Akt. This “targeted therapy” takes advantage of the biologic differences between cancer cells and healthy cells. Since patients with tumors are pre-selected for these trials that overexpress Akt, this therapy is likely to be effective in a high percentage of patients treated at the appropriate dose and schedule. We expect that this will decrease both the clinical trial regulatory time period, and also the costs associated with such clinical trials, as compared to traditional anticancer products currently in clinical development.

Competition

There is currently no approved Akt inhibitor on the market. Keryx Biopharmaceuticals, Inc. is developing perifosine. Perifosine is an alkylphospholipid that has been shown to inhibit the PI3K/Akt pathway, but research to date has not demonstrated that it directly binds the Akt molecule. Multiple pharmaceutical companies have Akt inhibitors in the early discovery stage of development, including Abbott Laboratories, Astrazeneca, Bristol-Meyers Squibb, Merck & Co., Inc. and Eli Lilly.

Government Regulation

The research, development, testing, manufacturing, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the U.S. and other countries. In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process

None of our drug candidates may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies,

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin,

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication,

•	submission to the FDA of an NDA,

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs,” and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that any of our drug candidates will qualify for any of these programs, or that, if a drug candidate does qualify, that the review time will be reduced.

Section 505b2 of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by FDA in the approval of other drugs. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before we can market our product candidates for additional indications, we must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements

Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Orphan Drug

The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the U.S., Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it may not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication. The FDA granted orphan drug designation of VQD-001 for the treatment of leishmaniasis.

Non-United States Regulation

Before our products can be marketed outside of the U.S., they are subject to regulatory approval similar to that required in the U.S., although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all EU members’ states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

Chiral Chemistry Business

We offer two business lines through our Chiral Quest subsidiary, one in products and one in services in order to provide clients with critical solutions for the efficient manufacturing of chiral products or therapeutic drugs. Its products include bulk chiral catalysts, proprietary building blocks / client-defined targets and a proprietary “Chiral ToolKit”, comprised of a diverse set of chiral ligands that are combined with transition metals to catalyze reactions leading to chiral molecules. Chiral Quest also offers a variety of services covering specialized chiral transformation screening, chiral synthetic or process development support and manufacturing solutions to be delivered on a partnership/contract basis with client firms. Chiral Quest products and services are applicable throughout the full life cycle of a chiral drug, from early lead discovery, through development and in commercialization.

In September 2006, we determined to explore strategic alternatives with respect to the business of our Chiral Quest subsidiary, including a potential sale of that business. As a result, our Chiral Quest business is considered discontinued operations for purposes of accounting and financial reporting. There is no assurance we will be able to complete a sale or other disposition of Chiral Quest, or that we will realize any significant proceeds from any such transaction.

Intellectual Property and License Agreements

License with the Penn State Research Foundation (“PSRF”). We have an exclusive, worldwide license from the PSRF to certain chiral technologies developed by Dr. Zhang. The license agreement has been amended on five occasions, four of which provide us with additional rights, including the rights to new patent applications. The PSRF license agreement grants us rights to any conversions, re-issues, extensions, divisional applications, continuations, continuations in part, and any patents issuing thereon, and any improvements to the licensed patents. Under the license agreement, the PSRF received an equity stake in our Company as partial consideration for the license. The license agreement also obligates us to reimburse the PSRF for its patent expenses relating to the licensed technology.

The PSRF license agreement requires us to use our reasonable best efforts to achieve gross revenue of at least $500,000 in calendar year 2006. Should we fail to obtain this milestone, the PSRF has the right, but not the obligation, to terminate the license agreement on the grounds that we failed to use our best efforts to achieve those milestones.

Additionally, in accordance with the license agreement, the PSRF’S obligation to license to us, at no additional cost, any new technology subsequently discovered by Dr. Zhang and the other researchers at Penn State University (“PSU”) expired on November 8, 2002. Accordingly, if Dr. Zhang develops a new invention that does not constitute an “improvement” on the existing patent rights, then we will have to license the right to such invention from the PSRF.

Our license agreement with PSRF provides us with an exclusive license to 22 United States patent applications filed by the PSRF covering many classes of ligands. The U.S. Patent and Trademark Office ("PTO") has issued  twelve (12) letters of patents in connection with these applications . In addition, the PTO has issued notices of allowance on one (1) other application for which we anticipate a patent being issued in 2006. The remaining nine U.S. patent applications are still pending. Chiral Quest also has rights to international patent applications based on many of the US application filings. National Phase Applications have been filed for twelve (12) international applications (PCT) corresponding to the originally filed U.S. applications.

License with The Cleveland Clinic Foundation. We have an exclusive, worldwide license agreement with The Cleveland Clinic Foundation, or CCF, for the rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001. We are obligated to make an annual license maintenance payment of $35,000 until the first commercial sale of VQD-001, at which time we are no longer obligated to pay this maintenance fee. In addition, the license agreement requires us to make payments in an aggregate amount of up to $4.5 million to CCF upon the achievement of certain clinical and regulatory milestones. Should VQD-001 become commercialized, we will be obligated to pay CCF an annual royalty based on net sales of the product. In the event that we sublicense VQD-001 to a third party, we will be obligated to pay CCF a portion of fees and royalties received from the sublicense. We hold the exclusive right to negotiate for a license on any improvements to VQD-001 and have the obligation to use all commercially reasonable efforts to bring SSG to market. We have agreed to prosecute and maintain the patents associated with VQD-001 or provide notice to CCF so that it may so elect. The license agreement shall automatically terminate upon Greenwhich’s bankruptcy and upon the date of the last to expire claim contained in the patents subject to the license agreement. The license agreement may be terminated by CCF, upon notice with an opportunity for cure, for our failure to make required payments or its material breach, or by us, upon thirty day’s written notice.

License with the University of South Florida Research Foundation, Inc.. We have an exclusive, worldwide license agreement with the University of South Florida, or USF, for the rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-002. Under the terms of the license agreement, we have agreed to sponsor a research project involving VQD-002 in the amount of $25,000 annually for the term of the license agreement.  In addition, the license agreement requires us to make payments in an aggregate amount of up to $5.8 million to USF upon the achievement of certain clinical and regulatory milestones. Should a product incorporating VQD-002 be commercialized, we are obligated to pay to USF an annual royalty based on net sales of the product. In the event that we sublicense VQD-002 to a third party, we are obligated to pay USF a portion of fees and royalties received from the sublicense. We hold a right of first refusal to obtain an exclusive license on any improvements to VQD-002 and have the obligation to use all commercially reasonable efforts to bring VQD-002 to market. We have agreed to prosecute and maintain the patents associated with VQD-002 or provide notice to USF so that it may so elect. The license agreement shall automatically terminate upon Greenwich’s bankruptcy or upon the date of the last to expire claim contained in the patents subject to the license agreement. The license agreement may be terminated by USF, upon notice with an opportunity for cure, for our failure to make required payments or its material breach, or by us, upon six month’s written notice.

Employees and Consultants

We currently employ 46 people: Daniel Greenleaf, our President, and Chief Executive Officer, Brian Lenz our Chief Financial Officer, Secretary and Treasurer, Lawrence Akinsanmi, our Vice President of Clinical Operations and Regulatory Affairs, Michael Cannarsa our General Manager of Chiral Quest, Yaping Hong our Senior Vice President of Global Research and Development. We also engage Dr. Xumu Zhang, who serves as our Chief Technology Officer, on a consultancy basis. We have 5 employees dedicated to our drug development business and 41 employees dedicated to our discontinued Chiral Quest subsidiary. Of the 46 persons providing services to our Company, either as employees or consultants, 16 hold Ph.D. degrees. As we develop our technology and business, we anticipate the need to hire additional employees, especially employees with expertise in the areas of clinical operations, business development, chemistry, sales and marketing.

Facilities

Our management believes that our facilities are adequate for our current needs, including the production of research and commercial quantities of our ligands, and the needs of our company for at least the next 12 months. However, we anticipate leasing or purchasing additional laboratory facilities as our business matures.

We lease office and laboratory space in Basking Ridge, New Jersey; Monmouth Junction, New Jersey; and in the People’s Republic of China, as summarized below:

Basking Ridge, New Jersey. We entered into a lease agreement effective June 15, 2005 for office space located in Basking Ridge, New Jersey. In September 2006, we extended the lease, which now expires in December 2012. This facility consists of approximately 4,000 square feet of office space. Pursuant to the lease agreement, we pay approximately $8,000 per month for rent. Our total lease commitment of approximately $486,000 for rent, utilities and maintenance fees expires on December 31, 2012.

Monmouth Junction, New Jersey. We entered into a lease agreement effective June 1, 2003 for our principal executive offices located in Monmouth Junction, New Jersey. This facility, which is used in connection with our Chiral Quest business, consists of approximately 9,000 square feet of mostly laboratory space with some additional office space. We occupy this facility pursuant to a May 2003 lease agreement which we extended the lease term to May 31, 2009. Effective June 1, 2006, our base rent for the remainder of the term is $19,439 per month. Upon six months prior written notice to the landlord, the Company will have a one-time option, without penalty, to terminate this lease effective as of May 31, 2008. As of September 30, 2006, our total remaining lease commitment was approximately $881,984 for rent, utilities and maintenance fees.

The People’s Republic of China. Pursuant to an agreement with the Science and Technology Bureau of Jiashan County (“Jiashan”) in Zhejiang Province of the People’s Republic of China, we lease a total of 4,000 square meters of laboratory space in an industrial park near Shanghai, which is used in connection with our Chiral Quest business. Pursuant to our agreement with Jiashan, although we are not required to pay rent during the initial 3-years of the lease, we will pay a maintenance fee of up to $4,500 per month, which is comprised of maintenance and management fees. Following the initial 3-year term, we may, at our sole discretion, either continue leasing the space for annual rent of no more than $60,000 (at approximate conversion rate as of December 31, 2004) or to purchase the facility on commercially reasonable terms. We were also granted the option to purchase in the next three years approximately 33 acres of land adjacent to the industrial park. For purposes of entering into the lease, we established a wholly owned subsidiary organized under the laws of Hong Kong, known as Chiral Quest Ltd., which in turn is the sole shareholder of a subsidiary in the People’s Republic of China, Chiral Quest (Jiashan) Ltd.

We believe our existing facilities, as described above, are adequate to meet our needs through December 31, 2007.

Legal Matters

We are not a party to any material litigation and are not aware of any threatened litigation that would have a material adverse effect on our business.

MANAGEMENT

Our executive officers and directors are described below. There are no family relationships among our executive officers or directors.

Name	Age	Positions
Daniel Greenleaf	41	President, Chief Executive Officer and Director
Lawrence Akinsanmi, M.D., Ph.D.		Vice President of Clinical Operations and Regulatory Affairs
Michael Cannarsa	49	General Manager, Chiral Quest
Yaping Hong	50	Senior Vice President of Global Process Research and Development
Brian Lenz	34	Chief Financial Officer, Treasurer and Secretary
Vincent Aita, Ph.D.	32	Director
Johnson Y. N. Lau, M.D.	45	Director
Stephen C. Rocamboli	35	Interim Chairman
Stephen A. Roth, Ph.D.	63	Director
Michael Weiser, M.D., Ph.D.	42	Director
Xumu Zhang, Ph.D.	45	Chief Technology Officer and Director

Daniel Greenleaf has been our President and Chief Executive Officer and a member of the Board of Directors since February 2005. He joined VioQuest from Celltech Biopharmaceuticals, a European biotechnology company where he served as President of their U.S. operations since 2004. Prior to that, Mr. Greenleaf served as Senior Vice President of Operations for Nabi Biopharmaceuticals a biopharmaceutical development company, from 2002 to 2003. From 1992 to 2002, Mr. Greenleaf held a series of positions of increasing responsibility at Schering-Plough Corporation, an international pharmaceutical company, including its Vice President, Marketing and Sales from 2000 to 2002. He holds an MBA from the University of Miami and a BA in Economics from Denison University.

Lawrence Akinsanmi, M.D., Ph.D., joined our company in October 2006. Prior to joining us, Dr. Akinsanmi served as global lead, early development and senior director of regulatory affairs at Daiichi Medical research, Inc., from January 2004 to September 2006. From January 2002 to December 2003, he served as Senior Director, Regulatory & Medical Affairs at Omnicare Clinical Research. From February 1997 to October 2001, Dr. Akinsamni was employed by Immunomedics, Inc., where he served as its Director of Regulatory and Medical Affairs. Dr. Akinsamni has also held various clinical research positions at academic and commercial research organizations. Dr. Akinsanmi’s prior experiences include preparing and supporting IND and NDA filings with the FDA and foreign regulatory authorities, and he has also been involved in several oncology drug development projects. Dr. Akinsanmi also has broad oncologic drug development knowledge, and has previously worked on several cancer products at various stages of development, including LymphoCide®, CeaCide®, Iressa®, Satraplatin®, Camptosar® and Oral Taxane®.

Michael Cannarsa, Ph.D., currently serves as General Manager of Chiral Quest and joined our Company in January 2005. Mr. Cannarsa joins us from Chemi Pharma, where he served as President and VP of Business Development since 2003. From 2001 to 2003, Dr. Cannarsa was employed by Synthetech, Inc. serving as Director of Business Development. Prior to Synthetech, Inc., Dr. Cannarsa served as Vice President, Fine Chemicals Business Development at Symyx Technologies, Inc. from 1999 to 2001. From 1997 to 1999; Dr. Cannarsa was employed by PPG-Sipsy Pharmaceutical Products as Commercial Development Manager. He holds a Ph.D. from Cornell University in Physical Organic Chemistry, and a BS in Chemistry from Georgetown University.

Yaping Hong, Ph.D., has been our Senior Vice President of Global Research and Development since April 2004 and served as our Director of Process Research and Development from May 2003 to April 2004. Prior to joining Chiral Quest, Dr. Hong was Director of Process Chemistry for Synthon Chiragenics from August 2001 to May 2003. From April 1993 to August 2001, Dr. Hong was employed by Sepracor Inc., eventually serving as Associate Research Fellow from January 2001 to August 2001. Dr. Hong holds a Ph.D. in Synthetic Organic Chemistry from the University of Waterloo. Dr. Hong conducted his postdoctoral work from September 1991 to March 1993 at the Massachusetts Institute of Technology, in Cambridge Massachusetts.

Brian Lenz has been our Chief Financial Officer since April 2004 and our Secretary and Treasurer since December 2003. From October 2003 to April 2004, he served as our Controller. Prior to that he was Controller of Smiths Detection from July 2000 to September 2003. Previous to Smiths Detection, Mr. Lenz worked as a Senior Auditor for KPMG LLP from October 1998 to June 2000. Mr. Lenz is a licensed Certified Public Accountant, holds a Bachelors of Science in Business Administration from Rider University in New Jersey, and an M.B.A. from Saint Joseph’s University in Pennsylvania.

Vincent M. Aita, Ph.D. has served as a member of the board of directors since February 2003. Dr. Aita is a partner at Kilkenny Capital Management, LLC, where he has worked from February 2004 to present. Prior to that, he was a research analyst for Paramount BioCapital Asset Management, Inc. from November 2000 to January 2004. Prior to that, Dr. Aita completed a post-doctoral fellowship in the Department of Genetics and Development at Columbia University, and concurrently served as a scientific consultant for Research Assessment Associates, Inc. From August 1995 to December 1999, Dr. Aita attended Columbia University where he received a Ph.D. in Genetics from the Columbia Genome Center.

Johnson Y. N. Lau has been a member of our board of directors since November 2005. He currently serves as the Chairman of Kinex Pharmaceuticals, LLC, a position he has held since December 2003. Prior to that, Dr. Lau was an independent contractor from January 2003 until December 2003 and served in various capacities at Ribapharm Inc. from August 2000 until January 2003, including Chairman, President and Chief Executive Officer. Previously he was the Senior Vice President and Head of Research and Development at ICN Pharmaceuticals and Senior Director of Antiviral Therapy at Schering-Plough Research Institute. Since September 2004, Dr. Lau has been a director of Chelsea Therapeutics International, Ltd. (OTCBB: CHTP), a North Carolina based biotechnology company. He has published over 200 scientific papers and 40 reviews and editorials in leading academic journals and was elected as a Fellow, Royal College of Physicians in 2004. Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and the degrees of M.R.C.P. and F.R.C.P. from the Royal College of Physicians.

Stephen C. Rocamboli has served as our Interim Chairman since February 2003 and was our Secretary from February 2003 to December 2003. Since September 2004, Mr. Rocamboli has been general counsel of Paramount BioCapital, Inc. and Paramount BioCapital Investments, LLC and served as deputy general counsel of those companies from September 1999 to August 2004. From November 2002 to December 2003, Mr. Rocamboli served as a director of Ottawa, Ontario based Adherex Technologies, Inc. Mr. Rocamboli also serves as a member of the board of directors of several privately held development stage biotechnology companies. Prior to joining Paramount, Mr. Rocamboli practiced law in the health care field. He received his J.D. from Fordham University School of Law.

Stephen A. Roth, Ph.D. has served as a member of the board of directors since February 2003. Since January 2003, he has served as President, CEO, and director of Immune Control, Inc., a privately-held biopharmaceutical company focused on developing cancer treating drugs. Prior to joining Immune Control, Dr. Roth co-founded Neose Technologies in 1990, becoming its Chief Executive Officer and Chairman in 1994. Prior to starting Neose, Dr. Roth was assistant and associate professor of biology at The Johns Hopkins University from 1970-1980. He moved to the University of Pennsylvania as professor of biology in 1980, and was appointed Department Chairman in 1982, serving in that role until 1987. At Penn, Dr. Roth helped form its Plant Science Institute. His scholarly interests centered on the roles of complex carbohydrates in embryonic morphogenesis and in malignancy, topics on which he authored or co-authored nearly 100 articles and one book. He has received several research awards and prizes, and is an inventor on 18 patents and six patent applications. Dr. Roth received an A.B. degree from Johns Hopkins in 1964, a Ph.D. from Case Western Reserve University in 1968, and did postdoctoral work in carbohydrate chemistry at Hopkins from 1968-1970.

Michael Weiser, M.D., Ph.D. has served as a member of the board of directors since February 2003. Dr. Weiser concurrently serves as the Director of Research of Paramount BioCapital, Inc. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience. Dr. Weiser currently serves on the board of directors of Manhattan Pharmaceuticals, Inc. (MHA), Hana Biosciences, Inc. (HNAB), Chelsea Therapeutics International Ltd. (CHTP), Emisphere Technologies Inc. (EMIS), and Ziopharm Oncology (ZIOP), all publicly-held biotechnology companies, as well as several other privately held biotechnology companies.

Xumu Zhang, Ph.D., co-founder of our subsidiary Chiral Quest, Inc., has been a member of our board of directors and has served as our Chief Technology Officer and as a consultant since our inception in 2000. Since 1994, Dr. Zhang has been primarily employed by Pennsylvania State University in State College, Pennsylvania, most recently as a Professor of Organic Chemistry, and prior to that was an Assistant and Associate Professor of Chemistry. Dr. Zhang holds a Ph.D. in Organic and Inorganic Chemistry from Stanford University, where he also conducted his postdoctoral work.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees of our company. In addition, we have adopted a Code of Ethics specifically applicable to our Chief Executive Officer and Senior Financial Officers. A copy of our Code of Business Conduct and Ethics and/or our Code of Ethics for Chief Executive Officer and Senior Financial Officers can be obtained without charge by sending a written request to the Secretary of the Company at the address of Company’s principal offices. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code to an executive officer or director, we will promptly disclose the nature of the amendment or waiver by filing with the SEC a current report on Form 8-K.

Audit Committee Financial Expert

Our audit committee is composed of Dr. Aita, Dr. Lau and Mr. Rocamboli. Our board of directors has determined that Dr. Lau qualifies as an “audit committee financial expert” as such term is defined by SEC regulations. Dr. Lau qualifies as an “independent director,” as such term is defined by Section 121(A) of the listing standards of the American Stock Exchange.

Compensation of Executive Officers

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer and the other highest-paid executive officers serving as such at the end of 2005 whose compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the “Named Executive Officers.”

	Annual Compensation			Long-Term Compensation Awards
Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Other ($)	Shares Underlying Options (#)	All Other Compensation ($)
Daniel Greenleaf (1)	2005	330,000 (1)	305,000 (2)	0	2,336,476	0
President & CEO	2004	—	—	—	—	—
	2003	—	—	—	—	—

Ronald Brandt (3)	2005	50,000 (3)	—	105,000 (4)	—	0
Former CEO, V.P.	2004	200,000	50,000	6,000 (5)	125,000	0
Business Development	2003	165,000	0	4,800 (5)	175,000	0

Brian Lenz	2005	130,000	35,000	0	160,000	0
Chief Financial Officer	2004	94,000	17,000	0	25,000	0
	2003	—	—	—	15,000	—

Michael Cannarsa	2005	160,000	20,000	4,800 (5)	175,000	0
G.M. Chiral Quest, Inc.	2004	—	—	—	—	—
	2003	—	—	—	—	—
Yaping Hong	2005	165,000	44,000	0	125,000	0
V.P. of Process R&D	2004	165,000	20,000	0	50,000	0
	2003	145,000	14,000	0	50,000	0

Richard Welter (6)	2005	100,833 (6)	47,000 (7)	0	175,000	0
V.P. Corporate	2004	—	—	—	—	—
Development	2003	—	—	—	—	—

(1)	Mr. Greenleaf’s compensation represents amounts received from his hiring on February 1, 2005, which included the prorated amount of his $360,000 annual base salary.

(2)	Includes a signing bonus of $50,000, guaranteed bonus of $100,000 and bonuses received upon reaching certain Company milestones.

(3)
Mr. Brandt served as the Company's Vice President of Business Development from October 2003 to April 2004. He was appointed interim President and CEO in April 2004 and held those positions until February 2005. Mr. Brandt’s compensation represents amounts received up until April 4, 2005, when he resigned.

(4)	Represents severance payment.

(5)	Represents an automobile allowance.

(6)
Mr. Welter’s compensation represents amounts received from his hiring on July 18, 2005, which included the prorated amount of his $220,000 annual base salary. Mr. Welter resigned his employment with us in June 2006.

(7)	Includes a $22,000 signing bonus.

Stock Option Grants in Last Fiscal Year

We grant options to our executive officers under our 2003 Stock Option Plan (the “Plan”). As of December 31, 2005, options to purchase a total of 4,975,853 shares were outstanding under the Plan and options to purchase 1,524,147 shares remained available for grant under the Plan.

The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 2005. Each option grant described below vests in three equal annual installments commencing on the first anniversary of the grant.

Name	Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(%)(1)	Exercise Price ($/Share)	Expiration Date
Daniel Greenleaf	891,396	28.9	0.88	2/1/2015
	1,445,080	46.9	0.89	10/19/2015

Ronald Brandt	—	—	—	—

Brian Lenz	60,000	1.9	1.08	1/24/2015
	100,000	3.2	1.03	11/29/2015

Michael Cannarsa	175,000	5.7	0.86	1/1/2015

Yaping Hong	25,000	0.8	1.08	1/24/2015
	100,000	3.2	1.03	11/29/2015

Richard Welter	175,000	5.7	0.74	7/18/2015

(1) Based upon options to purchase a total of 3,079,476 shares of our common stock granted to employees in 2005.

Aggregated Option Exercises in Last Fiscal year and Fiscal Year-End Option Values

The following table provides information concerning option exercises by the Named Executive Officers during the year ended December 31, 2005 and the number and value of unexercised options held by the Named Executive Officers at December 31, 2005.  The value realized on option exercises is calculated based on the fair market value per share of common stock on the date of exercise less the applicable exercise price.

 The value of unexercised in-the-money options held at December 31, 2005 represents the total gain which the option holder would realize if he exercised all of the in-the-money options held at December 31, 2005, and is determined by multiplying the number of shares of common stock underlying the options by the difference between $0.75, which was the closing price per share of our common stock on the OTC Bulletin Board on December 30, 2005 (the last trading day of 2005), and the applicable per share option exercise price. An option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option.

	Shares		Number of Shares Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel Greenleaf	0	-	0	2,336,476	0	0

Ronald Brandt	0	-	0	0	0	0

Brian Lenz	0	-	18,334	181,666	0	0

Michael Cannarsa	0	-	0	175,000	0	0

Yaping Hong	0	-	37,667	187,333	0	0

Richard Welter	0	-	0	175,000	0	1,750

Long Term Incentive Plan Awards

No long term incentive plan awards were made to any Named Executive Officer during the last fiscal year.

Employment, Severance and Change of Control Agreements

Daniel Greenleaf

The Company entered into a written employment agreement dated as of February 1, 2005 with Daniel Greenleaf, its newly-appointed President and Chief Executive Officer. The agreement provides for a 3-year term and an initial annual base salary of $360,000, plus a guaranteed annual bonus of $100,000 during each year of the term of the agreement. In addition, Mr. Greenleaf is entitled to a signing bonus in the amount of $50,000, of which one-half is payable following the execution of the employment agreement and the remaining one-half is payable on the 6-month anniversary of the agreement. Mr. Greenleaf is further entitled to a “Discretionary Bonus” under the employment agreement of up to $250,000 per year upon the attainment of certain performance criteria specified in the employment agreement, and such other benefits generally made available to the Company’s other senior management.

The employment agreement also provides that Mr. Greenleaf is entitled to receive an option to purchase 891,396 shares of the Company’s common stock, which represents 5 percent of the Company’s then currently outstanding common stock. The option will vest in three equal annual installments, commencing February 2006. In addition, until the Company has raised $20 million through the sale of equity securities and has obtained the rights to one clinical stage human therapeutic, Mr. Greenleaf shall be entitled to receive such additional options to purchase common stock in order to maintain his beneficial ownership (assuming the exercise of all stock options issued to Mr. Greenleaf) at 5 percent of the Company’s outstanding common stock. To the extent any additional stock options are issued pursuant to the foregoing sentence, the options will vest in installments over the term of the employment agreement as long as Mr. Greenleaf remains employed by the Company and will be exercisable at the market value of the Company’s common stock at the time of issuance.

In the event Mr. Greenleaf’s employment is terminated by the Company during the term upon a “change of control” (as defined in the employment agreement) and on the date of such termination the Company’s aggregate market capitalization is less than $38 million, he is entitled to receive his base salary for six months thereafter and all of his stock options scheduled to vest in the calendar year of such termination shall accelerate and be deemed vested upon termination and will remain exercisable for 12 months following such termination. In the event the Company terminates Mr. Greenleaf’s employment during the term of the agreement other than as a result of death, disability, cause or in connection with a change of control where the Company’s aggregate market capitalization is less than $38 million, then (i) Mr. Greenleaf is entitled to receive his base salary for 12 months from such termination, his guaranteed bonus for the calendar year in which such termination occurs, and the portion of any discretionary bonus earned as of the termination, and (ii) the vesting of his stock options shall accelerate and be deemed vested and will remain exercisable for 12 months following such termination.

Brian Lenz

We entered into a severance benefits agreement with Mr. Lenz, our Chief Financial Officer, dated August 8, 2006. The agreement provides that, in the event Mr. Lenz’s employment is terminated within one year following a Change of Control (as defined in the agreement) and such termination is either without cause, or is a constructive termination (as such terms are defined in the Agreement), then (A) Mr. Lenz shall be entitled to receive 12 months of his then annual compensation, payable in semi-monthly installments, (B) any and all outstanding options to purchase shares of our common stock granted to Mr. Lenz shall immediately vest and become immediately exercisable (whether entered into before or after this date of this Agreement), and (C) Mr. Lenz shall be entitled to participate in our healthcare and insurance benefits program for a period of 12 months thereafter. If Mr. Lenz’s employment is terminated at a time other than a one-year period following a change of control and without cause, then Mr. Lenz shall be entitled to receive (A) one-half of his then annual compensation, payable in semi-monthly installments over a period of six months and (B) our healthcare and insurance benefits program over a period of six months thereafter.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of November 10, 2006 by: (i) each director and nominee for director; (ii) each of our current executive officers; (iii) all of our directors and executive officers as a group; and (iv) all those known by us to be beneficial owners of at least five percent of our common stock. Beneficial ownership is determined under rules promulgated by the SEC. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 180 Mount Airy Road, Suite 203, Basking Ridge, New Jersey 07920.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage of Class
Daniel Greenleaf	838,825(2)	1.5
Michael Cannarsa, Ph.D.	116,667(3)	*
Yaping Hong, Ph.D.	108,001(4)	*
Brian Lenz	90,001(5)	*
Vincent M. Aita, Ph.D.	242,374(6)	*
Stephen C. Rocamboli	983,934(7)	1.8
Stephen A. Roth, Ph.D.	102,900(8)	*
Michael Weiser, M.D., Ph.D.	1,904,968(9)	3.5
Xumu Zhang, Ph.D.	3,105,801(10)	5.6
Johnson Y.N. Lau, M.D., Ph.D.	206,666(11)	*
Lawrence Akinsanmi, M.D., Ph.D.	0	--
All Executive Officers and Directors as a group (11 persons)	7,770,138(12)	13.7
Lester Lipschutz 1650 Arch Street - 22nd Floor Philadelphia, PA 19103	10,541,367 (13)	18.7
Lindsay A. Rosenwald 787 7th Avenue, 48th Floor New York, NY 10019	3,425,999 (14)	6.2
________________
* Less than 1%.

(1)	Assumes in each case that the stockholder exercised all options available to the person that have vested or will vest within 60 days.
(2)
Includes shares issuable upon exercise (at a price of $0.88 per share) of an option, 297,132 shares of which vested on February 1, 2006 and shares issuable upon exercise (at a price of $0.89 per share) of an option 481,693 shares of which vested on February 1, 2006.

(3)	Includes shares issuable upon exercise (at a price of $0.86 per share) of an option, 58,334 shares of which vested on January 1, 2006 and an additional 58,333 shares will vet on January 1, 2007.
(4)
Represents: i) shares issuable upon exercise (at a price of $1.50 per share) of an option, 10,000 shares of which vested on April 21, 2004, 11,000 of which vested on April 21, 2005 and 12,000 of which vested on April 21, 2006; ii) shares issuable upon exercise (at a price of $1.40 per share) of an option, 16,667 of which vested on April 19, 2005 and 16,667 which vested on April 21, 2006; iii) shares issuable upon exercise (at a price of $1.08 per share) of an option, 8,333 shares of which vested on January 24, 2006; and iv) shares issuable upon exercise (at a price of $1.03 per share) of an option, 33,334 shares of which will vest on November 29, 2006.

(5)
Represents: i) shares issuable upon exercise (at a price of $1.67 per share) of an option, 5,000 shares of which vested on each of October 6, 2004, October 6, 2005 and October 6, 2006; ii) shares issuable upon exercise (at a price of $1.40 per share) of an option, 8,333 of which vested on April 19, 2005 and 8,334 shares of which vested on April 19, 2006; iii) shares issuable upon exercise (at a price of $1.08 per share) of an option, 20,000 shares of which vested on January 24, 2006; and iv) shares issuable upon exercise (at a price of $1.03 per share) of an option, 33,334 shares of which will vest on November 29, 2006.

(6)	Includes 12,900 shares issuable upon exercise (at a price of $1.96 per share) of an option, 4,300 shares of which vested on each of October 28, 2004, October 28, 2005 and October 28, 2006.
(7)
Includes 719,335 shares owned by, and 149,000 shares issuable upon the exercise of two warrants held by, Stephen C. Rocamboli as Trustee for The Stephen C. Rocamboli April 2005 Trust u/a/d April 7, 2005, of which 308,318 shares were issued in connection with our October 2005 acquisition of Greenwich Therapeutics, Inc. and remain held in escrow pending the achievement, if ever, of certain clinical milestones related to our product candidates VQD-001 and VQD-002; and 12,900 shares issuable upon exercise (at a price of $1.96 per share) of an option, 4,300 shares of which vested on each of October 28, 2004, October 28 2005 and October 28, 2006.

(8)
Represents i) 50,000 shares issuable upon exercise (at a price of $1.70 per share) of an option, 16,667 shares of which vested on each of February 14, 2004 and February 14, 2005 and 16,666 of which vested on February 14, 2006; ii) 12,900 shares issuable upon exercise (at a price of $1.96 per share) of an option, 4,300 shares of which vested on each of October 28, 2004, October 28, 2005 and October 28, 2006; and iii) 40,000 shares issuable upon exercise (at a price of $0.75 per share) of an option, which will vest on January 12, 2007.

(9)
Includes i) 280,000 shares issuable upon the exercise of a warrant; and ii) 12,900 shares issuable upon exercise (at a price of $1.96 per share) of an option, 4,300 shares of which vested on each of October 28, 2004, October 28, 2005 and October 28, 2006. Of the issued and outstanding shares held by Dr. Weiser, 1,199,015 were issued in connection with our October 2005 acquisition of Greenwich Therapeutics, Inc. and remain held in escrow pending the achievement, if ever, of certain clinical milestones related to our product candidates VQD-001 and VQD-002.

(10)	Includes 487,539 shares issuable upon exercise (at a price of $1.49 per share) of an option 162,513 shares of which vested on each of May 15, 2004, May 15, 2005 and May 15, 2006.
(11)
Includes i) 56,666 shares issuable upon exercise (at a price of $0.75 per share) of an option, which will vest on January 12, 2007; and ii) 150,000 shares issuable upon exercise (at a price of $0.92 per share) of an option which vested on April 4, 2006.

(12)	Includes 1,495,094 total options and 429,000 total warrants that are exercisable currently or within the next 60 days.
(13)
Based on Schedule 13D filed with the SEC on October 27, 2005. Represents shares owned equally by several trusts established for the benefit of Dr. Lindsay A. Rosenwald or members of his immediate family, for which Mr. Lipschutz is the trustee/investment manager, and over which he has voting control and investment power. Of the issued and outstanding shares held such trusts, 3,496,415 were issued in connection with our October 2005 acquisition of Greenwich Therapeutics, Inc. and remain held in escrow pending the achievement, if ever, of certain clinical milestones related to our product candidates VQD-001 and VQD-002. Includes 1,633,000 shares issuable upon the exercise of warrants held by such trusts.

(14)
Based on a Schedule 13G/A filed December 31, 2005. Includes (i) 989,169 shares issuable upon the exercise of warrants and (ii) 392,830 shares held by Paramount BioCapital Investments, LLC of which Dr. Rosenwald is the managing member. Of the issued and outstanding shares held by Dr. Rosenwald, 578,096 were issued in connection with our October 2005 acquisition of Greenwich Therapeutics, Inc. and remain held in escrow pending the achievement, if ever, of certain clinical milestones related to our product candidates VQD-001 and VQD-002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Rocamboli and Dr. Weiser, both of whom are directors of our company, are former stockholders of Greenwich Therapeutics, Inc., which company we acquired in October 2005. Mr. Rocamboli owned 144,000 shares of Greenwich common stock and Dr. Weiser owned 280,000 shares of Greenwich common stock. Accordingly, upon completion of the merger, Mr. Rocamboli received approximately 616,320 shares of our common stock and 144,000 shares issuable upon the exercise of warrants, and now beneficially owns approximately 1.8 percent of our outstanding common stock. Dr. Weiser received approximately 1,198,400 shares of our common stock and 280,000 shares issuable upon the exercise of warrants, and now beneficially owns approximately 4.0 percent of our outstanding common stock. Mr. Rocamboli’s and Dr. Weiser’s interests in Greenwich were made known to our board of directors at the outset of the negotiating process between the companies and neither attended or otherwise participated in any meeting and other discussion of the board in all matters relating to the merger with Greenwich.

Dr. Weiser and Mr. Rocamboli are also employees of Paramount BioCapital, Inc. or its affiliates, a corporation of which Dr. Lindsay A. Rosenwald is the chairman and sole shareholder. Together with various trusts for the benefit of Dr. Rosenwald or members of his immediate family, Dr. Rosenwald owned approximately 48 percent of Greenwich’s outstanding common stock. Upon completion of the merger with Greenwich, Dr. Rosenwald and the trusts now beneficially own approximately 29 percent of our outstanding common stock. Dr. Rosenwald disclaims beneficial ownership over securities held by the trusts. Other employees of Paramount BioCapital, Inc., may hold securities of our Company.

On February 25, 2004, the Company completed the sale of its securities in a private placement to accredited investors for gross proceeds of approximately $7.2 million. Paramount BioCapital, Inc. participated as one of three placement agents for this transaction, for which it received approximately $300,000 in commissions.

On October 18, 2005, the Company completed the sales of its securities in a private placement to accredited investor for gross proceeds of approximately $8.4 million. Paramount BioCapital, Inc., which served as the placement agent for this transaction, for which it received approximately $587,000 in commissions, together with an accountable expense allowance of $50,000, and issued 5-year warrants to purchase an aggregate of 1,117,997 shares of common stock at a price of $1.00 per share. Net proceeds to the Company after deducting placement agent fees and other expenses relating to the private placement, were approximately $7.5 million.

As a result of its acquisition of Greenwich Therapeutics, on October 18, 2005, the Company assumed outstanding indebtedness of Greenwich of $823,869, all of which is payable to Paramount BioCapital Investments, Inc. pursuant to a promissory note dated October 17, 2005, referred to as the (“Note”). At the closing of the merger, the Note was amended to provide that one-third would be converted into securities of the Company on the same terms as the Company’s October 2005 private placement, one-third of the outstanding indebtedness under the Note would be repaid upon the completion by the Company of a financing resulting in gross proceeds of at least $5 million, and the final one-third would be payable upon completion by the Company of one or more financings resulting in aggregate gross proceeds of at least $10 million (inclusive of the amounts raised in a previous $5 million financing ). Accordingly, on October 18, 2005, upon completion of the private placement, the Company satisfied a portion of the total indebtedness outstanding under the Note by making a cash payment of $264,623 and another portion by issuing to Paramount BioCapital Investments, Inc. 392,830 shares valued at the $.75 offering price of the October 2005 private placement, the equivalent of $294,623 of the Company’s common stock. In the event the Company does not complete the financing(s) resulting in aggregate gross proceeds of at least $10 million prior to the Note’s maturity date, the Company will be required to satisfy the final portion in October 2006. Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald and his family collectively held approximately 48% of Greenwich’s capital stock prior to completion of the merger. Together, Dr. Rosenwald and such trusts also owned approximately 16% of the Company’s common stock prior to the completion of the merger. In addition to Dr. Rosenwald’s relationship with Greenwich, as described above, two directors of the Company, Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., owned approximately 3.6% and 7%, respectively, of Greenwich’s outstanding common stock. Mr. Rocamboli and Dr. Weiser are also employees of Paramount BioCapital, Inc. Dr. Rosenwald disclaims beneficial ownership over securities held by the trusts. Other employees of Paramount BioCapital, Inc., may hold securities of our Company.

On October 18, 2006, we completed a private placement of our securities, resulting in gross process of approximately $3.95 million. We engaged Paramount BioCapital, Inc. as our exclusive placement agent in connection with the offering, and Paramount in turn engaged various broker-dealers as sub-agents to assist with the offering. In consideration for their services, we paid an aggregate of approximately $276,000 in commissions to the placement agents (including sub-agents) in connection with the offering, of which $56,000 was paid to Paramount, plus an additional $30,000 as reimbursement for expenses. We also issued to the placement agents 5-year warrants to purchase an aggregate of 394,580 shares of common stock at a price of $0.55 per share, of which warrants to purchase 80,000 were allocated to Paramount BioCapital, Inc.

In August 2006, we entered into a consulting agreement with Paramount Corporate Development, an affiliate of Paramount BioCapital, Inc. The consulting agreement is for a total of $90,000, for a period of three months for $30,000 per month commencing in August 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Since August 27, 2004 our common stock has traded on the OTC Bulletin Board under the symbol “VQPH.OB.” Prior to that, our common stock traded on the OTC Bulletin Board under the symbol “CQST.OB.” The following table lists the high and low bid price for our common stock as quoted, in U.S. dollars, by the OTC Bulletin Board during each quarter within the last fiscal year. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2004	$2.48	$1.50
June 30, 2004	$1.76	$0.80
September 30, 2004	$1.25	$0.77
December 31, 2004	$1.35	$0.77
March 31, 2005	$0.99	$0.60
June 30, 2005	$0.70	$0.70
September 30, 2005	$1.15	$1.05
December 31, 2005	$0.76	$0.70
March 31, 2006	$1.00	$0.65
June 30, 2006	$1.15	$0.62
September 30, 2006	$0.90	$0.50

Record Holders

The number of registered holders of record of our common stock as of March 20, 2006 was 1,620.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future.

Stock Re-Purchases

We did not make any re-purchases of shares of our common stock during the fourth quarter of fiscal 2005 and we do not currently have any publicly-announced repurchase plans in effect.

 Equity Compensation Plan Information

The following table summarizes outstanding options under our 2003 Stock Option Plan, which has not been previously approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a) (c)
Equity compensation plans approved by stockholders	-	$-	-
Equity compensation plans not approved by stockholders - 2003 Plan	6,073,853	$1.05	426,147

Regulation of Penny Stocks

Our common stock meets the definition of a “penny stock” under applicable SEC rules. Broker-dealers who sell penny stocks must satisfy several rules when recommending that their customers purchase penny stock. A summary of those rules is set forth below.

Definition of a Penny Stock. The SEC has adopted several rules regulating transactions involving “penny stocks.” As a general matter, the term “penny stock” means any equity security other than a security
•	that is a “reported security” as that term is defined by SEC rule, including securities listed on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange,

•	that is issued by an investment company,

•	that is a put or call option issued by the Options Clearing House,

•	that has a price of $5.00 or more, or

•
whose issuer has (i) net tangible assets of more than $2 million if the issuer has been in business for at least 3 continuous years, and $5 million if the issuer has been in business less than 3 years, (ii) average revenue of at least $6 million for the last 3 years.

Suitability Determination. The SEC’s rules governing penny stock transactions are designed to ensure that brokers and dealers make a determination that a particular customer is appropriately suited to purchase penny stocks. Accordingly, prior to the sale of a penny stock recommended by the broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer’s account for transactions in penny stocks. The determination requires the broker-dealer to obtain from the customer information concerning the customer’s “financial situation, investment experience, and investment objectives.” Based on this information, the broker-dealer must then reasonably determine that transactions in penny stocks are suitable for the customer and that the customer has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of penny stock transactions. The broker-dealer then must provide the customer with a written statement, to be signed by the customer, that sets forth the suitability determination made by the broker-dealer.

Penny Stock Risk Disclosure Document. Prior to the initial penny stock transaction with a customer, the broker-dealer must provide to the customer a risk disclosure document, which states clearly that transactions in penny stocks can be very risky and urges the customer to use caution before proceeding with the transaction. The document warns the customer of the lack of liquidity in many penny stocks, the possibility of losing the investment, the need to use caution, and not to rely on the salesperson. The document also sets forth the remedies available to customers in the event the broker-dealer violates the penny stock rules in connection with a transaction with the customer. The risk disclosure document also includes pricing information relating to the penny stock and the compensation paid to the broker-dealer in connection with the transaction.

Monthly Statements. The broker-dealer must also furnish to the customer a statement as of the last day of each month that describes for each penny stock held by the broker-dealer for the customer’s account the price of the security, the number of shares of each penny stock security held for the customer, and the estimated market value of the security. The monthly statement must be sent to the customer within 10 days following the end of each month.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling shareholders as of October 18, 2006, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Bill and Nanette Abbott	90,720	67,200	23,520	—
Neel B. and Martha N. Ackerman	415,800	308,000	107,800	—
David W. Aibel	48,600	36,000	12,600	—
Andrew W. Albstein	135,000	100,000	35,000	—
Alpha Capital Anstalt	675,000	500,000	175,000	—

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Jorge Altschuler	108,000	80,000	28,000	—
David Benadum	136,080	100,800	35,280	—
Alan Bresler & Hanna Bresler	40,500	30,000	10,500	—
David Brill	27,000	20,000	7,000	—
James Buck	68,040	50,400	17,640	—
R. Jackson Burkhalter	90,720	67,200	23,520	—
Lawrence Burstein	135,000	100,000	35,000	—
Frank Calcutta	151,200	112,000	39,200	—
John P. Casey	270,000	200,000	70,000	—
Joseph M.Collins	135,000	100,000	35,000	—
Steven Cravath	68,040	50,400	17,640	—
Ennio DePianto	75,600	56,000	19,600	—
Praiful Desai	68,040	50,400	17,640	—
David DeValk	272,160	201,600	70,560	—
Donner Plumbing & Heating, Inc.[1]	68,040	50,400	17,640	—
Gregory Dovolis	68,040	50,400	17,640	—
Sherida Downer & Paul Downer JTWROS	68,040	50,400	17,640	—
J. William Doyle	105,840	78,400	27,440	—
John Dunkin	136,080	100,800	35,280	—
Lawrence J. Elish	68,040	50,400	17,640	—
Susan Gartenberg	69,000	40,000	14,000	*
Rick Goad	136,080	100,800	35,280	—
Granite Gulf Service Inc.[2]	67,500	50,000	17,500	—
Jay Greenbaum	40,500	30,000	10,500	—
Robert Guercio	136,080	100,800	35,280	—
James E. Harris	204,120	151,200	52,920	—
Hendeles Grandchildren Trust #2 DTD 12/23/93[3]	241,998[a]	40,000	14,000	*
Hendeles Living Trust[4]	241,998[a]	40,000	14,000	*
Moise Hendeles C/F Arie Hendeles UGMA-CA5	203,118[a]	11,200	3,920	*
Moise Hendeles C/F Elie Hendeles UGMA-CA6	203,118[a]	11,200	3,920	*
Jay B. Jennings	68,040	50,400	17,640	—
Kevin Anderson Well Drilling LLC[7]	68,040	50,400	17,640	—
Klaus Kretschmer	540,000	400,000	140,000	—
Nicholas B. Kronwall Trust Dated 11/12/69[8]	67,500	50,000	17,500	—
Lewis Opportunity Fund, LP9	201,666	100,000	35,000	*
Linden Growth Partners Master Fund, LP10	604,800	448,000	156,800	—
S. Alan Lisenby	272,160	201,600	70,560	—
Milstein Family L.P.[11]	414,166	50,000	17,500	*
Richard A. Mullen	302,400	224,000	78,400	—
Susan Newton & Harry Newton, JTWROS	335,000	100,000	35,000	*
Lawrence O'Brien	136,080	100,800	35,280	—
Michael O'Brien	68,040	50,400	17,640	—
Alan Platner	95,580	70,800	24,780	—
David N. Porter	68,040	50,400	17,640	—
David G. & Nancy Pudelsky	113,400	84,000	29,400	—

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Stephen C. Rabbitt	136,080	100,800	35,280	—
Louis Reif	272,160	201,600	70,560	—
Riverside Contracting, LLC[12]	409,227	200,000	70,000	*
Mitchell Sayer	68,040	50,400	17,640	—
Suzanne Schiller	68,040	50,400	17,640	—
Martin B. Seretean	270,000	200,000	70,000	—
William S. Silver	68,040	50,400	17,640	—
The Silverman 1984 Trust UAD 5/20/84[13]	68,040	50,400	17,640	—
Lucille Slocum	151,200	112,000	39,200	—
Gary Speet and Linda Speet	68,040	50,400	17,640	—
Richard H. Spurlock	135,000	100,000	35,000	—
Raymond L. Stanley, Jr.	68,040	50,400	17,640	—
Howard M. Tanning	415,800	308,000	107,800	—
Carolyn Taylor	90,720	67,200	23,520	—
Tokenhouse Trading PTE, Ltd.[14]	589,165	150,000	52,500	*
Rick Van Den Toorn	108,000	80,000	28,000	—
Venturetek, LP15	675,000	500,000	175,000	—
Jeffrey G. Weil	204,120	151,200	52,920	—
Thomas Wells	136,080	100,800	35,280	—
Olen C. Wilson	68,040	50,400	17,640	—
Thomas W. Worden	68,040	50,400	17,640	—
American Portfolios Financial Services, Inc.	6,262	—	6,262	—
Benjamin Brissi	4,297	—	4,297	—
Annette Cassella	2,500	—	2,500	—
Basil Christakos	1,050	—	1,050	—
Laureen Conversano	1,100	—	1,100	—
Vincent D’Albora	5,000	—	5,000	—
Alan Ferraro	24,435	—	24,435	—
GunnAllen Financial, Inc.	60,740	—	60,740	—
Gary S. Hobbib	667	—	667	—
John Knox	4,300	—	4,300	—
Legend Merchant Group, Inc.	1,600	—	1,600	—
Harris Lydon	18,263	—	18,263	—
Jeffrey R. Marshall	1,166	—	1,166	—
Andrew Miles	2,148	—	2,148	—
Robert D. Millstone	37,572	—	37,572	—
Michael Mullen	108,685	—	108,685	—
William Odenthal	1,667	—	1,667	—
Joseph Orlando	20,500	—	20,500	—
Craig Pierson	2,400	—	2,400	—
Ryan Reed	10,000	—	10,000	—
Lindsay A. Rosenwald	3,470,999[b]	—	45,000	6.0
Karl Ruggeberg	4,942	—	4,942	—
Steven A. Sherman	18,786	—	18,786	—
Whitaker Securities LLC	1,500	—	1,500	—
Jeff Woolf	10,000	—	10,000	—
TOTAL		7,891,600	3,156,640	—

* less than 1 percent ownership

1 Michael Donner, President of Donner Plumbing and Heating, Inc., has voting and investment control over the shares held by such selling stockholder.

2 Bradley Kaye, President of Granite Gulf Service, Inc., has voting and investment control over the shares held by such selling stockholder.

3 Moise Hendeles has voting and investment control over the shares held by such selling stockholder.

4 Moise Hendeles has voting and investment control over the shares held by such selling stockholder.

5 Moise Hendeles has voting and investment control over the shares held by such selling stockholder.

6 Moise Hendeles has voting and investment control over the shares held by such selling stockholder.

7 Kevin Anderson, a Member of Kevin Anderson Well Drilling, LLC, has voting and investment control over the shares held by such selling stockholder.

8 Nicholas B. Kronwall, Trustee of the Nicholas B. Kronwall Trust dated 11/12/69, has voting and investment control over the shares held by such selling stockholder.

9 William A. Lewis, IV, as the General Partner of Lewis Opportunity Fund, LP, has voting and investment control over the shares held by such selling stockholder.

10 Paul Coviello, as President of Linden Capital Management IV, the General Partner of Linden Growth Partners Master Fund, LP, has voting and investment control over the shares held by such selling stockholder.

11 Albert Milstein, as the General Partner of Milstein Family L.P., has voting and investment control over the shares held by such selling stockholder.

12 Neil Herskowitz, as Managing Member of Riverside Contracting, LLC, has voting and investment control over the shares held by such selling stockholder.

13 Robert Silverman, as Trustee of The Silverman 1984 Trust UAD 5/20/84, has voting and investment control over the shares held by such selling stockholder.

14 The following persons share voting and investment control over the shares held by such selling stockholder: Stefan Aegerter, Arshia Ahmed, Angela Alabons, Rocio Benalcazar, Christine Berger, Monique Bhullar, Christopher Blake, Joo Bee Bietenholz, Christina Bollman, Kay Bower, Sau Yoke Chong, Stefan Dapato, Andrew Delgado, Juliet Diaz Widerkehr, Gordana Djurin, Yuko Eggmann-Murakami, Andrew Elliott, Jeremias Fernandes, Raelene Gabrielli, Christine Green, Gordana Jovanovic, Clark Kalt, Laura Lees, Cristina Lepori, Joel Levy, Terence Loh, Pia Mandus, Kim Naude, Ester Neff, Gayathri Perera, Cecile Pernet, Marek Ponte, Rita Serena, Nina Stanic, Monica Stricker, Sharon Suess, Bee Lian Tan, Heather Tang, Evelyn Tay, Rave Thlagarajan, Oksana Thorn, Daved Van Heerden, Isabel Villalba, Nino von Schultess, Steven Weekes, Sharon Yam, or Adzam Yosuf.

15 David Selengut has voting and investment control over the shares held by such selling stockholder.

a Moise Hendeles is the beneficial owner of 187,998 shares and these shares are reflected in the beneficial ownership of each trust.

b Includes (i) 989,169 shares issuable upon the exercise of warrants and (ii) 392,830 shares held by Paramount BioCapital Investments, LLC of which Dr. Rosenwald is the managing member.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders might be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 56,319,491 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Securities Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation, as amended to date, authorizes us to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. We have no shares of preferred stock outstanding. As of November 10, 2006, we had 54,621,119 shares of common stock issued and outstanding. The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A., St. Paul, Minnesota.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available for dividends. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking fund provisions for our common stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of VioQuest Pharmaceuticals, Inc. as of December 31, 2005 and 2004, and for the years then ended, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

Index to Consolidated Financial Statements

Page

Unaudited Interim Condensed Consolidated Financial Statements of VioQuest Pharmaceuticals, Inc. and Subsidiaries:
Condensed Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005	F-2
Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2006 and 2005 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Nine Months Ended September 30, 2006	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2006 and 2005 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements	F-6-F-11

Audited Consolidated Financial Statements of VioQuest Pharmaceuticals, Inc. and Subsidiaries:
Report of J.H. Cohn LLP	F-12
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-13
Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004	F-14
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2005 and 2004	F-15
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004	F-16
Notes to Consolidated Financial Statements	F-17 to F-29

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2006 (UNAUDITED) AND DECEMBER 31, 2005

	September 30, 2006 (Unaudited)	December 31, 2005 (Note 1A)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$823,129	$6,021,399
Prepaid clinical research organization costs	180,238	-
Other current assets	89,054	9,945
Current assets associated with discontinued operations	1,269,445	892,092
Total Current Assets	2,361,866	6,923,436

NON-CURRENT ASSETS ASSOCIATED WITH DISCONTINUED OPERATIONS	1,336,484	1,424,883
PROPERTY AND EQUIPMENT, NET	31,191	21,276
SECURITY DEPOSITS	9,708	9,708
TOTAL ASSETS	$3,739,249	$8,379,303

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$612,044	$275,077
Accrued compensation	213,609	346,833
Accrued expenses	267,405	48,167
Note payable - Paramount BioCapital	264,623	264,623
Current liabilities associated with discontinued operations	769,669	1,105,594
TOTAL LIABILITIES	2,127,350	2,040,294

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value: 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2006 and December 31, 2005	-	-
Common stock; $0.001 par value: 100,000,000 shares authorized at September 30, 2006 and December 31, 2005, 46,729,519 shares issued and outstanding at September 30, 2006 and December 31, 2005	46,729	46,729
Additional paid-in capital	27,399,677	26,561,672
Accumulated deficit	(25,834,507)	(20,269,392)
Total Stockholders' Equity	1,611,899	6,339,009
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,739,249	$8,379,303

See accompanying notes to condensed consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2005

REVENUE	$-	$-

OPERATING EXPENSES
Research and development	933,599	-
Selling, general and administrative	2,348,030	1,704,940
Total Operating Expenses	3,281,629	1,704,940

LOSS FROM CONTINUING OPERATIONS	(3,281,629)	(1,704,940)

INTEREST INCOME, NET	85,361	14,203

LOSS FROM CONTINUING OPERATIONS	(3,196,268)	(1,690,737)

LOSS FROM DISCONTINUED OPERATIONS	(2,368,847)	(2,372,397)

NET LOSS	$(5,565,115)	$(4,063,134)

NET LOSS PER COMMON SHARE:
CONTINUING OPERATIONS	$(0.08)	$(0.09)
DISCONTINUED OPERATIONS	(0.07)	(0.14)

BASIC LOSS PER SHARE	$(0.15)	$(0.23)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	38,165,124	17,852,100

See accompanying notes to condensed consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
(UNAUDITED)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2006	46,729,519	$46,729	$26,561,672	$(20,269,392)	$6,339,009
Employee and director stock-based compensation	—	—	749,680	—	749,680
Stock-based compensation to consultants	—	—	88,325	—	88,325
Net loss	—	—	—	(5,565,115)	(5,565,115)
Balance, September 30, 2006	46,729,519	$46,729	$27,399,677	$(25,834,507)	$1,611,899

See accompanying notes to condensed consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,565,115)	$(4,063,134)
Loss from discontinued operations	2,368,847	2,372,397
Loss from continuing operations	(3,196,268)	(1,690,737)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operating activities:
Depreciation and amortization	3,804	2,149
Impact of employee and director stock-based compensation	589,673	-
Impact of consultant stock-based compensation	33,119	190,000
Changes in operating assets and liabilities:
Prepaid clinical research organization costs	(180,238)	-
Other assets	(79,109)	(80,041)
Accounts payable	336,967	437,749
Accrued compensation	(133,224)	139,000
Accrued expenses	219,238	-
Net Cash Used in Continuing Operating Activities	(2,406,038)	(1,001,880)
Net Cash Used in Discontinued Operating Activities	(2,633,511)	(1,247,322)
Net Cash Used in Operating Activities	(5,039,549)	(2,249,202)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchased equipment	(14,987)	(18,529)
Net Cash Used in Continuing Investing Activities	(14,987)	(18,529)
Net Cash Used in Discontinued Investing Activities	(143,734)	(536,034)
Net Cash Used in Investing Activities	(158,721)	(554,563)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,198,270)	(2,803,765)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	6,021,399	3,065,547
CASH AND CASH EQUIVALENTS - END OF PERIOD	$823,129	$261,782

See accompanying notes to condensed consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (UNAUDITED)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND LIQUIDITY

(A) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, the financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2006 or for any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus . The accompanying condensed consolidated balance sheet as of December 31, 2005 has been derived from the audited balance sheet as of that date included elsewhere in this prospectus. As used herein, the terms the “Company” or “VioQuest” refer to VioQuest Pharmaceuticals, Inc.

The accompanying consolidated financial statements include the accounts of VioQuest Pharmaceuticals, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The functional currency of Chiral Quest, Ltd., Jiashan, China, a wholly-owned, discontinued subsidiary of the Company, is the United States Dollar. As such, all transaction gains and losses are recorded in discontinued operations.

On September 29, 2006, the Company’s Board of Directors determined to seek strategic alternatives with respect to the Company’s Chiral Quest, Inc. subsidiary (“Chiral Quest”), which may include a sale or other disposition of the operating assets of that business. Accordingly, the results of the Chiral Quest’s products and services business and the assets and liabilities are presented in these financial statements as discontinued operations. Chiral Quest had accounted for all sales of the Company from its inception. The Company’s continuing operations, which have not generated any revenues, will focus on the drug development operations of VioQuest Pharmaceuticals, Inc. and accordingly, the Company has one segment. No provision has been made to reduce the carrying amounts of the assets of the discontinued operations as they approximate their estimated net realizable values. See Note 2.

The balance sheet as of December 31, 2005 and the statements of operations and cash flows for the nine months ended September 30, 2005 include reclassifications to reflect discontinued operations. As a result of these reclassifications, the Company no longer provides segment reporting.

(B) Nature of Continuing Operations

Since August 2004, the Company has focused on acquiring technologies for purposes of development and commercialization of pharmaceutical drug candidates for the treatment of oncology and antiviral diseases and disorders for which there are unmet medical needs. In accordance with this business plan, in October 2005, the Company acquired in a merger transaction Greenwich Therapeutics, Inc., a privately-held New York-based biotechnology company that held exclusive rights to develop and commercialize two oncology drug candidates - Sodium Stibogluconate or VQD-001, and Triciribine-Phosphate or VQD-002. The rights to these two oncology drug candidates, VQD-001 and VQD-002, are governed by license agreements with The Cleveland Clinic Foundation and the University of South Florida Research Foundation, respectively. As a result of the Company’s acquisition of Greenwich Therapeutics, the Company holds exclusive rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001 and VQD-002.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (UNAUDITED)

(C) Liquidity

Since inception, the Company has incurred an accumulated deficit of $25,834,507, through September 30, 2006. For the nine months ended September 30, 2006, the Company had a loss from continuing operations of $3,196,628, and used $2,406,038 of cash in continuing operating activities.
Management expects the Company’s losses to increase over the next several years, due to the expansion of its drug development business, and related costs associated with the clinical development programs of VQD-001 and VQD-002. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2006, the Company had working capital of $234,516 and cash and cash equivalents of $823,129. The Company has incurred negative cash flow from operations since the business was started. The Company has spent, and expects to continue to spend, substantial amounts in connection with executing its business strategy, including planned development efforts relating to the Company’s drug candidates, clinical trials, and research and development efforts.

On October 18, 2006, the Company sold 7,891,600 shares of its common stock at a price of $0.50 per share resulting in gross proceeds of approximately $3.95 million through a private placement. In addition to the shares of common stock, the investors also received 5-year warrants to purchase an aggregate of 2,762,060 shares at an exercise price of $0.73 per share. See Note 5.

Management anticipates that the Company’s capital resources will be adequate to fund its operations through the first quarter of 2007. Additional financing will be required during 2007 in order to fund operations. On September 29, 2006, the Company determined to seek strategic alternatives for its Chiral Quest business operations, including the possible sale of that business, which may potentially provide the Company with additional net cash proceeds. The other most likely sources of additional financing include the private sale of the Company’s equity or debt securities, or bridge loans to the Company from third party lenders. However, changes may occur that would consume available capital resources before that time. The Company’s working capital requirements will depend upon numerous factors, which include, the progress of its drug development and clinical programs, including associated costs relating to milestone payments, maintenance and license fees, manufacturing costs, patent costs, regulatory approvals, and the hiring of additional employees.

Additional capital that may be needed by the Company in the future may not be available on reasonable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail its operations, or enter into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, or potential markets that the Company would not otherwise relinquish.

(D) Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”), “Share-Based Payment”, revising the Statement of Financial Accounting Standards No. 123 (“FAS 123”) requiring that the fair value of all share-based payments to employees be recognized in the financial statements over the service period. The Company adopted FAS 123R effective January 1, 2006, using the modified-prospective transition method. Under this method, the Company is required to recognize compensation expense for the fair value of all awards granted to employees after the date of adoption and for the unvested portion of previously granted options that remain outstanding as of the adoption date.

The Company accounts for stock options granted to non-employees on a fair value basis using the Black-Scholes option pricing method in accordance with FAS 123R and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The initial non-cash charge to operations for non-employee options with vesting is subsequently adjusted at the end of each reporting period based upon the change in the fair value of the Company’s common stock until such options vest.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (UNAUDITED)

The Company has a stock incentive plan (the “Plan”) under which incentive stock options may be granted. In January 2006, the Board approved an amendment to the Plan, increasing the number of common shares available for grant to 6,500,000 stock options for the purchase of its $0.001 par value of common stock. Grants under the Plan may be made to employees (including officers), directors, consultants, advisors, or other independent contractors who provide services to the Company or its subsidiaries.

The Company issued options to purchase an aggregate of 1,212,000 shares of its common stock, $0.001 par value per share, during the nine months ended September 30, 2006.

With the exception of the immediate vesting of 75,000 stock options granted to a non-employee director in the first quarter of 2006, 50,000 performance-based stock options granted to a consultant and 40,000 stock options granted to Scientific Advisory Board members during the nine months ended September 30, 2006, options granted to employees and non-employee directors during the nine months ended September 30, 2006 vest as to 33% of the shares on the first, second and third anniversary of the vesting commencement date.

Following the vesting periods, options are exercisable until the earlier of 90 days after the employee’s termination with the Company or the ten-year anniversary of the initial grant, subject to adjustment under certain conditions.

The Company recorded total compensation charges in the nine months ended September 30, 2006 for employee and director stock options of $749,680.

Prior to adopting FAS 123R, the Company applied the intrinsic value-based method of accounting prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and, accordingly, did not recognize compensation expense for stock option grants to employees and directors made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant.

The following table details the pro forma effect on the Company’s net loss and basic and diluted net loss per share had compensation expense for stock-based awards been recorded in the nine months ended September 30, 2005 based on the fair value method under FAS 123 instead of the intrinsic value method under APB 25:

Nine Months Ended September 30, 2005
Loss from continuing operations	$(1,690,737)
Deduct: Stock-based employee compensation
expense determined under fair value based
method for all awards, net of taxes	(198,769)
Pro forma, loss from continuing operations	$(1,889,506)

Loss from discontinued operations	(2,372,397)
Deduct: Stock-based employee compensation
expense determined under fair value based
method for all awards, net of taxes	(187,035)
Pro forma, loss from discontinued operations	(2,559,432)
Pro forma, net loss	$(4,448,938)

Basic and diluted loss per share from continuing operations, as reported	$(0.09)
Basic and diluted loss per share from continuing operations, pro forma	$(0.11)
Basic and diluted loss per share from discontinued operations, as reported	$(0.14)
Basic and diluted loss per share from discontinued operations, pro forma	$(0.14)
Basic and diluted net loss per share, as reported	$(0.23)
Basic and diluted net loss per share, pro forma	$(0.25)

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (UNAUDITED)

The Company used the Black-Scholes option pricing model to calculate the fair value of options under FAS 123R and APB 25. The key assumptions for this valuation method include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, exercise price, and forfeiture rate. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense. Under the assumptions indicated below, the weighted average fair values of the stock options issued at the dates of grant in the nine months ended September 30, 2006 and 2005 were $0.83 and $0.87 respectively. The table below indicates the key assumptions used in the valuation calculations for options granted in the nine months ended September 30, 2006 and 2005:

	Nine Months Ended September 30,
	2006	2005
Term	7 years	10 years
Volatility	210%-217%	108%-157%
Dividend yield	0.0%	0.0%
Risk-free interest rate	4.37%-4.96%	4.1%-4.4%
Forfeiture rate	22%-25%	0%

The following table summarizes information about the Company’s stock incentive plan for the nine months ended September 30, 2006:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance, January 1, 2006	4,975,852	$1.10
Options granted	1,212,000	$0.83
Options cancelled	(386,000)	$0.89
Options outstanding, September 30, 2006	5,801,852	$1.05	7.2	$2,523,591
Options exercisable, September 30, 2006	2,108,282	$1.28	5.8	$190,670

As of September 30, 2006, there was $3,342,306 of unrecognized compensation costs related to stock options. These costs are expected to be recognized over a period of approximately 3 years.

There were no options exercised during the nine months ended September 30, 2006.

As of September 30, 2006, an aggregate of 698,148 shares remained available for future grants and awards under the Company’s stock incentive plan, which covers stock options and restricted stock awards. The Company issues unissued shares to satisfy stock option exercises and restricted stock awards.

(E) Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding for each period presented excluding 8,564,395 common shares held based upon clinical milestones of VQD-001 and VQD-002, as a result of the acquisition of Greenwich Therapeutics. Diluted net loss per share is the same as basic net loss per share, since potentially dilutive shares from the assumed exercise of stock options and stock warrants would have had an antidilutive effect because the Company incurred a net loss during each period presented. The number of potentially dilutive shares excluded from the calculation was 26,852,366 (of which 12,486,119 were warrants, 8,564,395 were common shares held in escrow, and 5,801,852 were stock options) at September 30, 2006 and 6,488,405 at September 30, 2005.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (UNAUDITED)
NOTE 2  DISCONTINUED OPERATIONS

On September 29, 2006, the Company’s Board of Directors determined to seek strategic alternatives for the operations of its Chiral Quest subsidiary which may include a sale or other disposition of the operating assets of that business. Accordingly, the results of operations and assets and liabilities of Chiral Quest are presented in these financial statements as discontinued operations. No provision has been made to reduce the carrying amounts of the assets of discontinued operations as they approximate their net realizable values. At September 30, 2006 and December 31, 2005, the current assets of discontinued operations totaled $1,269,445 and $892,092 respectively, which consisted of accounts receivable, inventories and prepaid expenses. At September 30, 2006 and December 31, 2005, the non-current assets of discontinued operations totaled $1,336,484 and $1,424,883, respectively, which consisted of fixed assets net of depreciation and patents net of amortization, security deposits and prepaid rent. Current liabilities as of September 30, 2006 and December 31, 2005 associated with discontinued operations totaled $769,669 and $1,105,594, respectively, which consisted of accounts payable, accrued expenses, and deferred revenue. Revenues for the nine months ended September 30, 2006 from discontinued operations totaled $1,969,852, and revenues for the nine months ended September 30, 2005 totaled $2,636,124. Loss from discontinued operations for the nine months ended September 30, 2006, which consisted of revenues less cost of goods sold, management and consulting fees, research and development, selling, general and administrative expenses and depreciation and amortization, totaled $2,368,847. Loss from discontinued operations for the nine months ended September 30, 2005 consisted of revenues less cost of goods sold, management and consulting fees, research and development, selling, general and administrative expenses, and depreciation and amortization, totaled $2,372,397.

NOTE 3 COMMITMENTS

In August 2006, the Company entered into a consultancy agreement with Paramount Corporate Development, an affiliate of Paramount. Dr. Lindsay A. Rosenwald is the Chairman, CEO and sole stockholder of Paramount and a substantial stockholder of the Company. Stephen C. Rocamboli and Michael Weiser, directors of the Company, are also employed by Paramount. The consultancy agreement is for a total of $90,000, for a period of three months for $30,000 per month commencing in August 2006.

In September 2006, the Company amended the original lease agreement for its corporate headquarters in Basking Ridge, New Jersey, expanding its space and lease commitment term by an additional sixty-two months, from the effective date of November 20, 2006. The total lease commitment for the sixty-two months is approximately $486,000.

NOTE 4 MERGER

On October 18, 2005, the Company completed a merger with Greenwich Therapeutics, Inc., (“Greenwich”), a New York-based biotechnology company. In exchange for their shares of Greenwich common stock and pursuant to the merger agreement, the stockholders of Greenwich received an aggregate of 17,128,790 shares of the Company’s common stock and five-year warrants to purchase an additional 4,000,000 shares of the Company’s common stock at an exercise price of $1.41 per share.

Additionally, as contemplated by the merger agreement, on October 18, 2005, the Company assumed outstanding indebtedness of Greenwich of $823,869, all of which was payable to Paramount BioCapital Investments, LLC, pursuant to a promissory note dated October 17, 2005, referred to as the (“Note”). As of September 30, 2006, approximately $277,000 of principal and accrued interest remained outstanding under the Note.

At the closing of the merger, the Note was amended to provide that one-third would be converted into securities of the Company on the same terms as the Company’s October 2005 private placement, one-third of the outstanding indebtedness under the Note would be repaid upon the completion by the Company of a financing resulting in gross proceeds of at least $5 million, and the final one-third would be payable upon completion by the Company of one or more financings resulting in aggregate gross proceeds of at least $10 million (inclusive of the amounts raised in its previous $8.4 million financing).

Accordingly, on October 18, 2005, upon completion of the private placement of common stock for $7.5 million, net of expenses, the Company satisfied a portion of the total indebtedness outstanding under the Note by making a cash payment of $264,623 and another portion by issuing to Paramount BioCapital Investments, LLC 392,830 shares valued at the $0.75 per share offering price of the October 2005 private placement, the equivalent of $294,623 of the Company’s common stock. The Company has not satisfied the outstanding debt of $264,623 and approximately $13,000 of accrued interest as of September 30, 2006. The Company plans to satisfy the final portion of debt and accrued interest by the end of the first quarter of 2007.

The acquisition of Greenwich on October 18, 2005 was accounted for under the purchase method of accounting and accordingly, the results of operations of Greenwich have been have been consolidated with those of the Company only from the date of acquisition.

The following unaudited pro forma financial information presents the condensed consolidated results of operations of the Company and Greenwich for the nine months ended September 30, 2005 assuming the acquisition had been consummated at the beginning of that period. The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during the period. As we have classified the results of our Chiral Quest business segment (our only operating segment prior to this acquisition) as discontinued operations, our pro forma results of operations are as follows ($000's, except per share information):

Nine Months Ended September 30, 2005
Net loss	$(11,924)

Basic and diluted net loss per share, as reported	$(0.31)
Weighted average common shares outstanding - basic and diluted	37,965

The pro-forma net loss for the nine months ended September 30, 2005 includes a non-recurring, one-time charge of $7,975,000 which represents in-process research and development.

NOTE 5 SUBSEQUENT EVENTS

On October 1, 2006, Dr. Lawrence Akinsanmi, M.D., Ph.D., joined VioQuest Pharamceuticals, Inc. and will assume the responsibilities of Dr. Pamela Harris, the Company’s former Chief Medical Officer, who resigned from her employment with the Company on October 12, 2006. The Company has entered into a separation agreement with Dr. Harris, under which Dr. Harris has released the Company from all potential claims relating to her employment. In consideration for her release, the Company agreed to pay to Dr. Harris the aggregate sum of $62,500, to be paid on a semi-monthly basis beginning on November 15, 2006.

On October 18, 2006, the Company sold 7,891,600 shares of its common stock at a price of $0.50 per share resulting in gross process of approximately $3.95 million through a private placement. In addition to the shares of common stock, the investors also received 5-year warrants to purchase an aggregate of 2,762,060 shares at an exercise price of $0.73 per share. Based upon the Black Scholes option pricing valuation model, the investor warrants are estimated to be valued at approximately $1,340,000, which is derived from their exercise price of $0.73 per share, a fair market value of $0.50 per share as of October 18, 2006, a 5 year term, with a 4.73% risk free interest rate. The Company engaged Paramount BioCapital, Inc. as its exclusive placement agent in connection with the offering, and Paramount in turn engaged various broker-dealers as sub-agents to assist with the offering. Dr. Lindsay A. Rosenwald is the Chairman, CEO and sole stockholder of Paramount BioCapital, Inc. and is also a substantial stockholder of the Company. Stephen C. Rocamboli and Michael Weiser, directors of the Company, are employees of Paramount BioCapital, Inc. In consideration for their services, the Company paid an aggregate of approximately $276,000 in commissions to the placement agents (including sub-agents) in connection with the offering, of which $56,000 was paid to Paramount, plus an additional $30,000 as reimbursement for expenses. The Company also issued to the placement agents 5-year warrants to purchase an aggregate of 394,580 shares of common stock at a price of $0.55 per share. Based upon the Black Scholes option pricing valuation model, the placement agents’ warrants are estimated to be valued at approximately $192,000, which is derived from their exercise price of $0.55 per share, a fair market value of $0.50 per share as of October 18, 2006, a 5 year term, with a 4.73% risk free interest rate. If the Company fails to file a registration statement for the shares and warrants sold through the private placement within 30 days following the closing date of the offering, or should the registration statement not be declared effective within 120 days of the final closing date for the offering, then the Company will make compensatory payments to such holder of securities (on a pro-rata basis), as liquidated damages and not as a penalty, an amount equal to one percent (1%) of the aggregated offering price paid by such holder for shares of common stock for each monthly period (or prorated portion thereof) that the Company remains in default of such obligations. In no event shall the amount of our liability to any holder pursuant to this provision exceed ten percent (10%) of the aggregate offering price paid by such holder

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
VioQuest Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of VioQuest Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VioQuest Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2005 and 2004, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of $12,834,629 and used $3,741,854 of cash in operating activities during the year ended December 31, 2005 and, as of that date, it had an accumulated deficit of $20,269,392. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 11, 2006, except for the effects of
the matter discussed in Notes 1(A) and 4,
which are as of September 29, 2006

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31,

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,021,399	$3,065,547
Other current assets	9,945	-
Current assets associated with discontinued operations	892,092	743,109
Total Current Assets	6,923,436	3,808,656

NON-CURRENT ASSETS ASSOCIATED WITH DISCONTINUED OPERATIONS	1,424,883	1,068,085

PROPERTY AND EQUIPMENT, NET	21,276	-
SECURITY DEPOSITS	9,708	-
TOTAL ASSETS	$8,379,303	$4,876,741

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$275,077	$-
Accrued compensation and related taxes	346,833	-
Accrued expenses	48,167	-
Note payable - Paramount BioCapital	264,623	—
Liabilities associated with discontinued operations	1,105,594	1,086,949
TOTAL LIABILITIES	2,040,294	1,086,949

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value: 10,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2005 and 2004	—	—
Common stock; $0.001 and $0.01 par value: 100,000,000 and 50,000,000 shares authorized at December 31, 2005 and 2004 respectively, 46,729,519 shares issued and outstanding at December 31, 2005, and 17,827,924 shares issued and outstanding at December 31, 2004	46,729	178,279
Additional paid-in capital	26,561,672	11,046,276
Accumulated deficit	(20,269,392)	(7,434,763)
Total Stockholders' Equity	6,339,009	3,789,792
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,379,303	$4,876,741

 See accompanying notes to consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2005	2004

REVENUE	$-	$-

OPERATING EXPENSES

In-process research and development	7,975,218	-
Selling, general and administrative	2,796,037	-
Total Operating Expenses	(10,771,255)	-

LOSS FROM CONTINUING OPERATIONS	(10,771,255)	-

INTEREST INCOME, NET	42,422	-

LOSS FROM CONTINUING OPERATIONS	(10,728,833)	-

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	(2,105,796)	(4,023,558)

NET LOSS	$(12,834,629)	$(4,023,558

NET LOSS PER COMMON SHARE:

CONTINUING OPERATIONS	$(0.49)	$(0.00)

DISCONTINUED OPERATIONS	(0.09)	(0.24)

BASIC LOSS PER SHARE	$(0.58)	$(0.24)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	22,034,198	17,100,582

See accompanying notes to consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2004	13,001,018	$130,010	$4,106,529	$(3,411,205)	$825,334
February 25, 2004 private placement, net of $548,728 in financing costs	4,826,906	48,269	6,643,362		6,691,631
Stock-based compensation to consultants			296,385		296,385
Net loss for the year ended December 31, 2004				(4,023,558)	(4,023,558)
Balance, December 31, 2004	17,827,924	178,279	11,046,276	(7,434,763)	3,789,792
Common stock issued to consultant	200,000	200	189,800		190,000
October 18, 2005 private placement, net of $636,949 in financing costs	11,179,975	11,180	7,736,852		7,748,032
October 18, 2005 acquisition of Greenwich Therapeutics, Inc. (includes 8,564,395 shares held in escrow - see Note 3)	17,128,790	17,129	6,993,985		7,011,114
Shares issued for repayment of debt to Paramount BioCapital, Inc.	392,830	392	264,231		264,623
Stock-based compensation to consultants			170,077		170,077
Effect of change in par value from change in state of incorporation		(160,451)	160,451		—
Net loss for the year ended December 31, 2005				(12,834,629)	(12,834,629)
Balance, December 31, 2005	46,729,519	46,729	$26,561,672	$(20,269,392)	$6,339,009

See accompanying notes to consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,834,629)	$(4,023,558)
Loss from discontinued operations	2,105,796	4,023,558
Loss from continuing operations	(10,728,833)	-
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operating activities:
In-process research and development	7,975,218	—
Depreciation and amortization	1,787	-
Stock issued for services	190,000	-
Changes in operating assets and liabilities:		-
(Increase) in other current assets	(10,020)	-
(Increase) in security deposits	(9,708)	-
Increase in accounts payable	275,077	-
Increase in accrued expenses	395,000	-
Net Cash Used In Continuing Operating Activities	(1,911,479)	-
Net Cash Used In Discontinued Operating Activities	(1,830,375)	(3,786,173)
Net Cash Used In Operating Activities	(3,741,854)	(3,786,173)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Greenwich acquisition	(170,234)	—
Payments for purchased property and equipment	(23,063)	-
Net Cash Used In Continuing Investing Activities	(193,297)	-
Net Cash Used In Discontinued Investing Activities	(592,406)	(549,029)
Net Cash Used In Investing Activities	(785,703)	(549,029)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement of common stock, net	7,748,032	6,741,632
Payment of note payable to Paramount BioCapital	(264,623)	—
Net Cash Provided By Continuing Financing Activities	7,483,409	6,741,632
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,955,852	2,406,430
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	3,065,547	659,117
CASH AND CASH EQUIVALENTS - END OF YEAR	$6,021,399	$3,065,547
Supplemental Schedule of Non-Cash Investing and Financing Activities:
Reclassification of deferred financing costs to additional paid-in capital in connection with private placement	$—	$50,000

Non-Cash Transactions:

1. See Note 3 for discussion of the acquisition of Greenwich Therapeutics, Inc. and consideration (principally shares, warrants and the assumption of debt) issued / assumed.

2. The Company incurred $823,869 of debt from the acquisition of Greenwich Therapeutics, Inc., in October 2005.

3. Of the total debt assumed by the Company, $264,623 was paid to Paramount BioCapital, Inc. from proceeds of the October 2005 private placement of the Company’s common stock, $294,623 was paid through the issuance of 392,830 shares of its common stock to Paramount BioCapital Inc., and $264,623 of the debt is payable to Paramount BioCapital, Inc. upon the Company’s successful completion of a combined financing, of at least $10 million, which includes the $8.4 million financing in October 2005, or by October 31, 2006 whichever occurs sooner.

4. The Company reincorporated from Minnesota to Delaware in October 2005, resulting in an equity reclassification of $160,451 from the change in its par value from $0.01 to $0.001.

See accompanying notes to consolidated financial statements.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1     NATURE OF OPERATIONS AND LIQUIDITY

(A) Basis of Presentation

The accompanying consolidated financial statements include the accounts of VioQuest Pharmaceuticals, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The functional currency of Chiral Quest, Ltd., Jiashan, China, a wholly-owned, discontinued subsidiary of the Company, is the United States Dollar. As such, all transaction gains and losses are recorded in discontinued operations.

On September 29, 2006, the Company’s Board of Directors determined to seek strategic alternatives with respect to the Company’s Chiral Quest, Inc. subsidiary (“Chiral Quest”), which may include a sale or other disposition of the operating assets of that business. Accordingly, the results of Chiral Quest’s products and services business and the assets and liabilities are presented in these financial statements as discontinued operations. Chiral Quest had accounted for all sales of the Company from its inception. The Company’s continuing operations, which have not generated any revenues, will focus on the drug development operations of VioQuest Pharmaceuticals, Inc. and accordingly, the Company has only one segment. No provision has been made to reduce the carrying amounts of the assets of the discontinued operations as they approximate their estimated net realizable values. See Note 4.

The balance sheets as of December 31, 2005 and December 31, 2004 and the statements of operations and cash flows for the years then ended include reclassifications to reflect discontinued operations. As a result of these reclassifications, the Company no longer provides segment reporting.

(B) Nature of Continuing Operations

Since August 2004, the Company has focused on acquiring technologies for purposes of development and commercialization of pharmaceutical drug candidates for the treatment of oncology and antiviral diseases and disorders for which there are unmet medical needs. In accordance with this business plan, in October 2005, the Company acquired in a merger transaction Greenwich Therapeutics, Inc., a privately-held New York-based biotechnology company that held exclusive rights to develop and commercialize two oncology drug candidates - sodium stibogluconate or VQD-001, and triciribine-Phosphate or VQD-002. The rights to these two oncology drug candidates, VQD-001 and VQD-002, are governed by license agreements with The Cleveland Clinic Foundation and the University of South Florida Research Foundation, respectively. As a result of the Company’s acquisition of Greenwich Therapeutics, the Company holds exclusive rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense VQD-001 and VQD-002.

(C) Liquidity

Since inception, the Company has incurred an accumulated deficit of $20,269,392 through December 31, 2005. For the year ended December 31, 2005 the Company had a net loss of $12,834,629, (including $10,728,833 from continuing operations) and used $1,911,479 of cash in continuing operating activities. Management expects the Company’s losses from continuing operations to increase over the next several years, primarily due to expansion of its drug development business, and the costs associated with clinical trial programs

As of December 31, 2005, we had working capital of $4,883,142 and cash and cash equivalents of $6,021,399.

Management expects the Company’s losses from continuing operations to increase over the next several years, due to the expansion of its drug development business, and related costs associated with the clinical development programs of VQD-001 and VQD-002. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

The Company has incurred negative cash flow from continuing operations since we started business. The Company has spent, and expects to continue to spend, substantial amounts in connection with executing our business strategy, including our planned development efforts relating to our drug candidates, our clinical trials, and our research and development efforts.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Management anticipates that the Company’s capital resources will be adequate to fund its operations through the fourth quarter of 2006. Additional financing will be required during 2007 in order to fund operations. On September 29, 2006 the Company has determined to seek strategic alternatives for its Chiral Quest business operations, including the possible sale of that business, which may potentially provide the Company with additional net cash proceeds. See Note 4. The other most likely sources of additional financing include the private sale of the Company’s equity or debt securities, or bridge loans to the Company from third party lenders. However, changes may occur that would consume available capital resources before that time. The Company’s working capital requirements will depend upon numerous factors, which include, the progress of its drug development and clinical programs, including associated costs relating to milestone payments, maintenance and license fees, manufacturing costs, patent costs, regulatory approvals, and the hiring of additional employees.

Additional capital that may be needed by the Company in the future may not be available on reasonable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail its operations, or enter into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, or potential markets that the Company would not otherwise relinquish.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of VioQuest Pharmaceuticals, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company translates the financial statements of its discontinued subsidiary, Chiral Quest, Ltd. in Jiashan, China, at end of period rates with respect to its balance sheet and at the average exchange rates with respect to the results of its operations and cash flows.

(B) Cash and Cash Equivalents

The Company considers all highly-liquid investments with a maturity at the date of purchase of three months or less to be cash equivalents.

Cash held in foreign bank accounts was $108,140 and $209,578 at December 31, 2005 and 2004, respectively.

(C) Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, note payable to Paramount BioCapital, Inc., and accounts payable approximate fair value due to the relatively short maturity of these instruments. The carrying value of the note payable approximates fair value based on the incremental borrowing rates currently available to the Company for financing with similar terms and maturities.

(D) Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets, principally using the straight-line method. Amortization of equipment under capital leases and ements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and impronts are capitalized, while repairs and maintenance are expensed as incurred. The estimated useful lives used for depreciation and amortization were three (lease term), five and seven years for computer equipment and office equipment, respectively (See Note 5).

(E) Income Taxes

Under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” (“SFAS 109”) deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that deferred tax assets will not be realized.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

(F) Stock-Based Compensation

The Company accounts for its employee and director stock option plans using the intrinsic value method in accordance with APB Opinion No. 25, “Accounting For Stock Issued To Employees,” and related interpretations. The Company measures compensation expense for employee and director stock options as the aggregate difference, if any, between the market value of its common stock and exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. However, the Company has not recorded any expense for employee options since the exercise price was the same as the fair market value of the common stock at the date of grant. If the Company had elected to recognize compensation cost for all outstanding options granted by the Company to employees by applying the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation” to employee stock options, and amortizing the fair value over the vesting period, net loss and loss per share for the years ended December 31, 2005 and 2004, would have been increased to the pro forma amounts indicated below:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Loss from continuing operations as reported	$(10,728,833)	$(0)
Deduct: Stock-based employee compensation
expense determined under fair value based
method for all awards, net of taxes	(466,991)	(0)
Pro forma, loss from continuing operations	$(11,195,824)	$(0)

Loss from discontinued operations as reported	(2,105,796)	(4,023,558)
Deduct: Stock-based employee compensation
expense determined under fair value based
method for all awards, net of taxes	(236,781)	(315,003)
Pro forma, loss from discontinued operations	(2,342,577)	(4,338,561)
Pro forma, net loss	$(13,538,401)	$(4,338,561)

Basic and diluted loss per share from continuing operations, as reported	$(0.49)	$(0.00)
Basic and diluted loss per share from continuing operations, pro forma	$(0.51)	$(0.00)
Basic and diluted loss per share from discontinued operations, as reported	$(0.09)	$(0.24)
Basic and diluted loss per share from discontinued operations, pro forma	$(0.11)	$(0.25)
Basic and diluted loss per share, as reported	$(0.58)	$(0.24)
Basic and diluted net loss per share, pro forma	$(0.62)	$(0.25)

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

For the purpose of valuing options granted to employees, directors and consultants, the Company has valued the options using the Black-Scholes option pricing model with the following assumptions used in 2005 and 2004:

	December 31, 2005	December 31, 2004
Risk-free interest rate	3%-5%	3%-5%
Volatility	108%-175%	39%-98%
Lives in years	10	10
Dividend yield	0%	0%

The Company accounts for stock options granted to non-employees on a fair value basis in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The non-cash charge to operations for non-employee options with vesting or other performance criteria is valued at the end of each reporting period based upon the change in the fair value of the Company’s common stock.

As a result of amendments to SFAS 123, the Company will be required to expense the fair value of employee and director stock options beginning with the first quarter of 2006.

(G) Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(H) In-Process Research and Development Expense

In-process research and development costs are expensed as incurred. These expenses are comprised of the costs associated with the acquisition of Greenwich.

(I) Research and Development Expense

Research and development costs, when incurred in continuing operations, will be expensed as incurred. These expenses will include the cost of the Company's proprietary research and development efforts, as well as costs incurred in connection with the Company's third-party collaboration efforts. We often contract with third parties to facilitate, coordinate and perform agreed upon research and development activities. To ensure that research and development costs are expensed as incurred, we measure and record prepaid assets or accrue expenses on a monthly basis for such activities based on the work performed under the contracts.

These contracts typically call for the payment of fees for services at the initiation of the contract and/or upon the achievement of certain clinical trial milestones. In the event that we prepay fees for future milestones, we record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most professional fees are incurred throughout the contract period. These professional fees are expensed based on their percentage of completion at a particular date.

These contracts generally include pass through fees. Pass through fees include, but are not limited to, regulatory expenses, investigator fees, travel costs, and other miscellaneous costs including shipping and printing fees. Because these fees are incurred at various times during the contract term and they are used throughout the contract term, we record a monthly expense allocation to recognize the fees during the contract period. Fees incurred to set up the clinical trial are expensed during the setup period.

(J) Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding for the period, excluding 8,564,395 common shares held in escrow based upon clinical milestones of VQD-001 and VQD-002, as a result of the acquisition of Greenwich Therapeutics. Diluted net loss per share is the same as basic net loss per share, since potentially dilutive securities from the assumed exercise of stock options and stock warrants would have an antidilutive effect because the Company incurred a net loss during each period presented. The amount of potentially dilutive securities including options and warrants in aggregate excluded from the calculation was 26,026,366 (including the 8,564,395 common shares held in escrow) at December 31, 2005 and 5,141,009 at December 31, 2004.

(K) Concentrations of Credit Risk - Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash with high quality financial institutions to limit credit exposure.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 3 MERGER

Greenwich Therapeutics, Inc.

On October 18, 2005, the Company completed a merger with Greenwich Therapeutics, Inc., (“Greenwich”), a New York based biotechnology company. In exchange for their shares of Greenwich common stock and pursuant to the Merger Agreement, the stockholders of Greenwich received an aggregate of 17,128,790 shares of the Company’s common stock and five-year warrants to purchase an additional 4,000,000 shares of the Company’s common stock at an exercise price of $1.41 per share. One-half of the shares and warrants issued to Greenwich’s stockholders were placed in escrow and will be released based upon the achievement of certain milestones as discussed below:

(i)
35% of the escrowed securities shall be released upon the conclusion of a Phase I clinical trial pursuant to an investigational new drug application (“IND”) accepted by the U.S. Food and Drug Administration (“FDA”) for VQD-001 or SSG;

(ii)
15% of the escrowed securities shall be released immediately upon conclusion of a Phase II clinical trial for VQD-001 or SSG under a Company-sponsored IND; provided that a majority of the members of the Company’s then existing medical advisory board conclude that such trial yielded results which, in the opinion of such advisory board, warrant initiation of Phase III trial(s) (provided that this milestone shall be deemed to have been satisfied in the event a new drug application, or NDA, relating to VQD-001 or SSG has been accepted for review by the FDA prior to any determination by the medical advisory board to initiate a Phase III trial);

(iii)	35% of such escrowed securities shall be released immediately upon the conclusion of a Phase I clinical trial pursuant to a Company-sponsored IND application accepted by the FDA for VQD-002 or TCN-P;

(iv)
15% of such escrowed securities shall be released immediately upon conclusion of a Phase II clinical trial for VQD-002 or TCN-P under a Company-sponsored IND; provided that a majority of the members of the Company’s then existing medical advisory board conclude that such trial yielded results which, in the opinion of such advisory board, warrant initiation of Phase III trial(s) (provided that this milestone shall be deemed to have been satisfied in the event an NDA relating to VQD-002 or has been accepted for review by the FDA prior to any determination by the medical advisory board to initiate a Phase III trial).

In the event the escrowed securities relating to the milestones described above have not been released to the Greenwich shareholders by June 30, 2008, any escrowed securities still remaining in the escrow shall be released and delivered to the Company for cancellation, and the Greenwich shareholders will have no further right, title or interest to such escrowed securities.

Additionally, as contemplated by the merger agreement, on October 18, 2005, the Company assumed outstanding indebtedness of Greenwich of $823,869, all of which is payable to Paramount BioCapital Investments, Inc., (See Note 13), pursuant to a promissory note dated October 17, 2005, referred to as the (“Note”).

At the closing of the merger, the Note was amended to provide that one-third would be converted into securities of the Company on the same terms as the Company’s October 2005 private placement, one-third of the outstanding indebtedness under the Note would be repaid upon the completion by the Company of a financing resulting in gross proceeds of at least $5 million, and the final one-third would be payable upon completion by the Company of one or more financings resulting in aggregate gross proceeds of at least $10 million (inclusive of the amounts raised in its previous $8.4 million financing ). Accordingly, on October 18, 2005, upon completion of the private placement, the Company satisfied a portion of the total indebtedness outstanding under the Note by making a cash payment of $264,623 and another portion by issuing to Paramount BioCapital Investments, Inc. 392,830 shares valued at the $.75 offering price of the October 2005 private placement, the equivalent of $294,623 of the Company’s common stock. In the event that the Company does not complete the financing(s) resulting in aggregate gross proceeds of at least $10 million prior to the Note’s maturity date, the Company will be required to satisfy the final portion at maturity in October 2006.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

The acquisition of Greenwich on October 18, 2005 was accounted for by the Company under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”.. Under the purchase method, assets acquired and liabilities assumed by the Company were recorded at their estimated fair values at the date of acquisition and the results of operations of the acquired company were consolidated with those of the Company from the date of acquisition.

The total purchase price of $7,975,218, was determined to be in-process research and development and is comprised of $5,995,077 related to the calculated value of the Company’s common stock issued of $.70 per share ($.70 per share value was based upon the average stock price of the Company’s common stock a few days before and a few days subsequent to the July 7, 2005 definitive merger agreement announcement), $986,039 related to the calculated value of 2,000,000 warrants issued to Greenwich shareholders using the Black-Scholes option pricing model, $823,869 of debt the Company assumed in addition to $170,234 of professional fees.

The components of the purchase price, which the Company charged to in-process research and development, are summarized as follows ($000’s):

Common stock issued, excluding contingent shares*	$5,995
Warrants issued, excluding contingent warrants*	986
Liabilities assumed	824
Transaction costs	170
Total purchase price	$7,975

*	The purchase price does not include any of the contingent achievement-based milestone payments described above.

If the merger between Greenwich and the Company had occurred as of January 1, 2004 unuaudited pro forma loss and loss per share from continuing operations would have been as illustrated in the following table:

	Pro Forma (Unaudited)
	Years Ended December 31,
	2005	2004
		-
LOSS FROM CONTINUING OPERATIONS	$(11,483,735)	$(68,967)
LOSS FROM CONTINUING OPERATIONS BASIC AND DILUTED PER COMMON SHARE	$(0.39)	$(0.00)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	29,150,897	25,664,977

The above pro forma financial information is not necessarily indicative of what the Company’s results of operations would have been had the Merger occurred on January 1, 2004.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Reincorporation

In October 2005, the Company, formerly a Minnesota corporation, reincorporated under Delaware law. The reincorporation was effected by merging the Company with and into VioQuest Delaware, Inc., a wholly-owned subsidiary of the Company formed solely for the purpose of effecting the Company’s reincorporation, with VioQuest Delaware remaining as the surviving corporation. Each share of outstanding common stock of the Company was converted into one share of VioQuest Delaware common stock. In connection with the reincorporation merger, VioQuest Delaware’s name was changed to VioQuest Pharmaceuticals, Inc. Further, as a result of the reincorporation, the Company’s authorized number of shares was increased to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company’s stockholders approved both the reincorporation and an amendment to the Company’s charter increasing the number of authorized shares of capital stock at a special meeting held October 8, 2005. The reincorporation of the Company under Delaware law was a condition to completing the merger with Greenwich. The par value of the Company’s common stock changed in October 2005 to $0.001 from $0.01, as a result of the Company’s reincorporation from Minnesota to Delaware.

NOTE 4  DISCONTINUED OPERATIONS

On September 29, 2006, the Company’s Board of Directors determined to seek strategic alternatives for the operations of its Chiral Quest subsidiary which may include a sale or other disposition of the operating assets of that business. Accordingly, the results of operations and assets and liabilities of Chiral Quest are presented retroactively in these financial statements as discontinued operations. No provision has been made to reduce the carrying amounts of the assets of discontinued operations as they approximate their net realizable values. At December 31, 2005 and December 31, 2004, the current assets of discontinued operations totaled $892,092 and $743,109 respectively, which consisted of accounts receivable, inventories and prepaid expenses. At December 31, 2005 and December 31, 2004, the non-current assets of discontinued operations totaled $1,424,883 and $1,068,085, respectively, which consisted of fixed assets, net of depreciation and patents, net of amortization, security deposits and prepaid rent. Current liabilities as of December 31, 2005 and December 31, 2004 associated with discontinued operations totaled $1,105,594 and $1,086,949, respectively, which consisted of accounts payable, accrued expenses, and deferred revenue. Revenues for the years ended December 31, 2005 and December 31, 2004 from discontinued operations totaled $3,804,654 and $1,485,148. Loss from discontinued operations for the years ended December 31, 2005 and December 31, 2004 consisted of revenues less cost of goods sold, management and consulting fees, research and development, selling, general and administrative expenses and depreciation and amortization, totaled $2,105,796 and $4,023,558, respectively.

NOTE 5  PROPERTY AND EQUIPMENT, NET

The cost of the major classes of property and equipment for continuing operations are as follows:

	December 31, 2005	December 31, 2004
Office equipment	$18,185	$-
Computer equipment	4,878	-
Property and equipment	23,063	-
Less accumulated depreciation and amortization	1,787	-
Property and Equipment, Net	$21,276	$-

Depreciation and amortization expense from continuing operations for property and equipment for the years ended December 31, 2005 and 2004 was $1,787 and $0, respectively.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 6   INCOME TAXES

The significant components of the Company’s net deferred tax assets are summarized as follows:

	Year Ended December 31,
	2005	2004
NOL carryforwards - Federal	$4,111,000	$2,439,493
NOL carryforwards - State	160,000	430,507
Excess tax basis of Greenwich	3,190,000	-
Other, net	(21,000)	-
Valuation allowance	(7,440,000)	(2,870,000)
Net deferred tax assets	$-	$-

Deferred tax assets have been fully offset by a valuation allowance because it is management’s belief that it is more likely than not that those benefits will not be realized.

As of December 31, 2005, we had available for federal income tax reporting purposes NOL carryforwards in the approximate amount of $11,823,000, expiring through 2025, which are available to reduce future taxable income, if any, that would otherwise be subject to Federal income taxes. Our ability to use such net operating losses may be limited by change in control provisions under Internal Revenue Code Section 382. In addition, as of December 31, 2005, we have research and development credits in the approximate amount of $25,000, which are available to reduce the amount of future Federal income taxes. These credits expire through 2025.

We have New Jersey NOL carryforwards from continuing operations of approximately $2,753,000, expiring through 2012 that are available to reduce future taxable income, if any, which would otherwise be subject to state income tax.

The following is a reconciliation of the expected income tax benefit from continuing operations computed at the U.S. Federal statutory rate to the Company's actual income tax benefit:

	December 31, 2005	December 31, 2004
Income tax benefit at statutory rate	$(3,648,000)	$-
State income taxes net of Federal tax	(324,000)	-
Increase in valuation allowance	3,972,000	-
	$-	$-

On October 18, 2005, the Company acquired Greenwich Therapeutics, Inc., a privately held biotechnology company. The acquisition constituted a tax-free reorganization under Section 368(a) of the Code.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 7     STOCKHOLDERS' EQUITY

On February 25, 2004, the Company completed a private placement of its securities to accredited investors that resulted in gross proceeds of approximately $7.2 million. Investors in the private placement purchased an aggregate of approximately 4.8 million shares of the Company’s common stock at a price per share of $1.50 and received 5-year warrants to purchase one share of common stock at $1.65 per share for every two common shares purchased in the offering (a total of 2.4 million warrants). ThinkEquity Partners LLC, Paramount BioCapital, Inc. and Casimir Capital L.P. acted as the placement agents for this offering and received fees of approximately $500,000 of which Paramount BioCapital, Inc., (See Note 10), received $300,000. Net proceeds to the Company, after deducting commissions and other expenses relating to the private placement, were approximately $6.7 million.

On August 29, 2005, the Company issued 200,000 shares of its restricted common stock to a consultant at a price of $.95, the closing price of the Company’s common stock, which resulted in a charge of $190,000 to consulting expense for 2005.

On October 18, 2005, the Company sold 11,179,975 Shares of its common stock at a price of $0.75 per share resulting in gross proceeds of approximately $8.38 million. In addition to the shares of common stock, the investors also received 5-year Warrants to purchase an aggregate of 4,471,975 shares at an exercise price of $1.00 per share. In connection with the private placement, the Company paid an aggregate of approximately $587,000 in commissions to Paramount BioCapital, Inc., (See Note 10), which served as the placement agent in connection with the offering, together with an accountable expense allowance of $50,000, and issued 5-year warrants to purchase an aggregate of 1,117,997 shares of common stock at a price of $1.00 per share. Net proceeds to the Company after deducting placement agent fees and other expenses relating to the private placement were approximately $7.5 million.

On October 18, 2005, the Company completed a merger with Greenwich (See Note 3). In exchange for Greenwich stockholders’ shares of Greenwich common stock, the stockholders of Greenwich received an aggregate of 17,128,790 shares of the Company’s common stock and five-year warrants to purchase an additional 4,000,000 shares of the Company’s common stock at an exercise price of $1.41 per share. One-half of the securities issued pursuant to the merger agreement were placed in escrow pursuant to an escrow agreement (See Note 3).

The following table summarizes the total number of options outstanding, options issued to employees, non-employees, directors, consultants, scientific advisory board members and expired options:

	December 31, 2005		December 31, 2004
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	2,244,877	$1.42	2,841,607	$1.47
Granted	3,079,475	$0.90	366,000	$1.22
Expired	(348,500)	$1.41	(962,730)	$1.49
Outstanding at end of year	4,975,852	$1.10	2,244,877	$1.42
Options exercisable at year-end	1,170,121	$1.36	1,024,488	$1.38
Weighted-average fair value of options granted during the year		$0.86		$1.14

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

The following table summarizes the information about stock options outstanding at December 31, 2005:

Range of Exercise Prices	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years
$.01-$0.99	2,694,475	$0.88	10
$1.00-$1.99	2,268,252	$1.35	8
$2.00-$2.99	10,000	$2.17	4
$3.00-$3.99	875	$3.20	1
$4.00-$12.00	2,250	$7.29	0
Total	4,975,852

The following table summarizes information related to warrants outstanding at December 31, 2005:

Remaining Contractual Life In Years	Price	Number of Outstanding Warrants
4.75	$1.00	5,589,987	(A)
4.75	$1.41	4,000,000	(B)
3.15	$1.65	2,896,132	(C)
		12,486,119

(A) -
Warrants issued as a result of the Company’s private placement of its common stock in October 2005 to investors and Paramount BioCapital, Inc. of 4,471,990 and 1,117,997, respectively. All warrants are exercisable as of December 31, 2005.

(B) -
Warrants issued as a result of the merger with Greenwich. In connection with the escrow agreement (see Note 3), one-half of the warrants are exercisable upon the achievement of certain clinical milestones, and the other half of the warrants are exercisable within one year from the merger date of October 18, 2005.

(C) -	Warrants issued to investors of the Company’s private placement of its common stock in February 2004. All warrants are exercisable as of December 31, 2005.

NOTE 8     COMMITMENTS AND CONTINGENCIES

(A) EMPLOYMENT AGREEMENT WITH CEO

The Company entered into a written employment agreement dated as of February 1, 2005 with Daniel Greenleaf upon his appointment as the Company’s President and Chief Executive Officer. The agreement provides for a 3-year term and an initial annual base salary of $360,000, plus a guaranteed annual bonus of $100,000 during each year of the term of the agreement. In addition, Mr. Greenleaf is entitled to a signing bonus in the amount of $50,000, of which one-half is payable following the execution of the employment agreement and the remaining one-half is payable on the 6-month anniversary of the agreement. Mr. Greenleaf is further entitled to a discretionary bonus under the employment agreement of up to $250,000 per year upon the attainment of certain performance criteria specified in the employment agreement, and such other benefits generally made available to the Company’s other senior management.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

In accordance with the terms of the employment agreement, the Company issued to Mr. Greenleaf an option to purchase 891,396 shares of the Company’s common stock, which represented 5% of the Company’s then-current outstanding common stock. The option vests in three equal annual installments, commencing February 2006. In addition, until the Company has raised $20 million through the sale of equity securities and has obtained the rights to one clinical stage human therapeutic, Mr. Greenleaf shall be entitled to receive such additional options to purchase common stock in order to maintain his beneficial ownership (assuming the exercise of all stock options issued to Mr. Greenleaf) at 5% of the Company’s outstanding common stock. To the extent any additional stock options are issued pursuant to the foregoing sentence, the options will vest in installments over the term of the employment agreement as long as Mr. Greenleaf remains employed by the Company and will be exercisable at the market value of the Company’s common stock at the time of issuance. In accordance with this provision, upon the closing of the Company’s October 2005 private placement, the Company issued to Mr. Greenleaf an additional option to purchase 1,445,080 shares of common stock at an exercise price of $0.89 per share. In the event Mr. Greenleaf’s employment is terminated by the Company during its term upon a “change of control” (as defined in the employment agreement) and on the date of such termination the Company’s aggregate market capitalization is less than $38 million, he is entitled to receive his base salary for six months thereafter and all of his stock options scheduled to vest in the calendar year of such termination shall accelerate and be deemed vested upon termination and will remain exercisable for 12 months following such termination. In the event the Company terminates Mr. Greenleaf’s employment during the term of the agreement other than as a result of death, disability, cause or in connection with a change of control where the Company’s aggregate market capitalization is less than $38 million, then (i) Mr. Greenleaf is entitled to receive his base salary for 12 months from such termination, his guaranteed bonus for the calendar year in which such termination occurs, and the portion of any discretionary bonus earned as of the termination, and (ii) the vesting of his stock options shall accelerate and be deemed vested and will remain exercisable for 12 months following such termination.

(B) LEASE AGREEMENTS
The Company leases laboratory and office space for its discontinued Chiral Quest operations located in Monmouth Junction, New Jersey. The lease as amended commenced effective June 1, 2003 and is for a three-year term with a total rent, utilities and maintenance to be paid in monthly installments that increase each year. Due to the escalation clause in the lease, the Company is straight-lining the expense of the lease over the term of the lease. The Company also issued the landlord options to purchase 20,000 shares of common stock. The fair value of the options issued to the landlord of $9,845 is being amortized on a straight-line basis over the term of the option agreement and included in rent expense. In February 2004, and June 2004, the Company amended its lease agreement to add laboratory space. In January 2006, the Company amended the lease agreement to extend its lease term to May 31, 2009. Effective June 1, 2006, the Company’s base rent for the remainder of the term is $19,439 per month. Upon six months prior written notice to the landlord, the Company will have a one time option, without penalty, to terminate this lease effective as of May 31, 2008. The Company’s total lease commitment of approximately $1,124,000 for rent, utilities and maintenance fees expires in May 31, 2009.

The Company entered into an agreement effective December 15, 2004, with the Science and Technology Bureau of Jiashan County (“Jiashan”) in Zhejiang Province of the People’s Republic of China. The Company leases laboratory space for its discontinued Chiral Quest operations in an industrial park near Shanghai, 50% of which the Company began occupying in 2005. Pursuant to the Company’s agreement with Jiashan, although the Company is not required to pay rent during the initial 3-years of the lease, the Company will pay a maintenance fee of up to $4,500 per quarter, which is comprised of maintenance and management fees. Following the initial 3-year term, the Company may, at our sole discretion, either continue leasing the space for annual rent of no more than approximately $60,000 or purchase the facility on commercially reasonable terms. The Company has no financial obligation pursuant to the lease agreement after the end of the three year term. The Company was also granted the option to purchase in the next three years certain land adjacent to the industrial park.

The Company entered into a lease agreement effective June 15, 2005 for office space located in Basking Ridge, New Jersey for its continuing operations. Pursuant to the lease agreement, the Company pays approximately $4,000 per month for rent. The Company’s total lease commitment of approximately $147,000 for rent, utilities and maintenance fees and expires in September 30, 2008.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Future minimum rental payments subsequent to December 31, 2005 are as follows:

Years ended December 31,
2006	$378,000
2007	384,000
2008	371,000
2009	138,000
$1,271,000

Total rent expense (which includes base rent, utilities, and operating escalations for the Monmouth Junction and Basking Ridge, New Jersey laboratories and offices, in addition to the leases for the laboratory space in Pennsylvania which was terminated in February 2005) for the Company for the years ended December 31, 2005 and 2004 was approximately $329,000 and $333,000, respectively, of which approximately $18,000 and $0 was related to continuing operations for the years ended December 31, 2005 and 2004, respectively.

NOTE 9     RETIREMENT PLAN

The Company sponsors a defined contribution 401(k) plan which allows eligible employees to defer a portion of their salaries for retirement planning and income tax purposes by making contributions to the plan. There were no Company contributions to the plan for the years ended December 31, 2005 and 2004.

NOTE 10     CERTAIN TRANSACTIONS

Paramount BioCapital Investments, LLC, provided office, and general and administrative services for the Company, from January 2004 through April 2004, which resulted in $6,000 of charges to operations for the year ended December 31, 2004. Dr. Lindsay A. Rosenwald is the managing member of BioCapital Investments, LLC.

On February 25, 2004, the Company completed the sale of its securities in a private placement to accredited investors for gross proceeds of approximately $7.2 million. Paramount BioCapital, Inc. participated as one of three placement agents for this transaction, for which it received approximately $300,000 in commissions. Dr. Lindsay A. Rosenwald is the Chairman, CEO and sole stockholder of Paramount BioCapital, Inc.

On October 18, 2005, the Company completed the sales of its securities in a private placement to accredited investor for gross proceeds of approximately $8.4 million. Paramount BioCapital, Inc., which served as the placement agent for this transaction, for which it received approximately $587,000 in commissions, together with an accountable expense allowance of $50,000, and issued 5-year warrants to purchase an aggregate of 1,117,997 shares of common stock at a price of $1.00 per share. Net proceeds to the Company after deducting placement agent fees and other expenses relating to the private placement, were approximately $7.5 million.

VIOQUEST PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

As contemplated by the merger Agreement with Greenwich (see Note 3), on October 18, 2005, the Company assumed outstanding indebtedness of Greenwich of $823,869, all of which is payable to Paramount BioCapital Investments, Inc. pursuant to a promissory note dated October 17, 2005, referred to as the (“Note”). At the closing of the merger, the Note was amended to provide that one-third would be converted into securities of the Company on the same terms as the Company’s October 2005 private placement, one-third of the outstanding indebtedness under the Note would be repaid upon the completion by the Company of a financing resulting in gross proceeds of at least $5 million, and the final one-third would be payable upon completion by the Company of one or more financings resulting in aggregate gross proceeds of at least $10 million (inclusive of the amounts raised in a previous $5 million financing ). Accordingly, on October 18, 2005, upon completion of the private placement, the Company satisfied a portion of the total indebtedness outstanding under the Note by making a cash payment of $264,623 and another portion by issuing to Paramount BioCapital Investments, Inc. 392,830 shares valued at the $.75 offering price of the October 2005 private placement, the equivalent of $294,623 of the Company’s common stock. In the event the Company does not complete the financing(s) resulting in aggregate gross proceeds of at least $10 million prior to the Note’s maturity date, the Company will be required to satisfy the final portion in October 2006. Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald and his family collectively held approximately 48% of Greenwich’s capital stock prior to completion of the merger. Together, Dr. Rosenwald and such trusts also owned approximately 16% of the Company’s common stock prior to the completion of the merger. In addition to Dr. Rosenwald’s relationship with Greenwich, two directors of the Company, Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., owned approximately 3.6% and 7%, respectively, of Greenwich’s outstanding common stock. Mr. Rocamboli and Dr. Weiser are also employees of Paramount BioCapital, Inc. Dr. Rosenwald disclaims beneficial ownership over securities held by the trusts. Other employees of Paramount BioCapital, Inc., may hold securities of our Company.

11,048,240 Shares

Common Stock

VioQuest Pharmaceuticals, Inc.

PROSPECTUS

November              , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 25. Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Company is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$615
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Printing and engraving expenses	5,000
Miscellaneous	5,000
Total	$55,615

Item 26. Recent Sales of Unregistered Securities.

October 2006 Private Placement

On October 18, 2006, the Company sold 7,891,600 shares of its common stock at a price of $0.50 per share resulting in gross proceeds of approximately $3.95 million. In addition to the shares of common stock, the investors also received 5-year warrants to purchase an aggregate of 2,762,060 shares at an exercise price of $0.73 per share. The Company engaged Paramount BioCapital, Inc. as its exclusive placement agent in connection with the offering, and Paramount BioCapital in turn engaged various broker-dealers as sub-agents to assist with the offering. In consideration for their services, the Company paid an aggregate of approximately $276,000 in commissions to the placement agents (including sub-agents) in connection with the offering, of which $56,000 was paid to Paramount, plus an additional $30,000 as reimbursement for expenses. The Company also issued to the placement agents 5-year warrants to purchase an aggregate of 394,580 shares of common stock at a price of $0.55 per share. The common shares and warrants were sold to seventy-one investors, each of which the Company reasonably believes is an “accredited investor,” as defined under Rule 501(a) of the Securities Act of 1933, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, the Company relied on the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

Issuance in connection with the Acquisition of Greenwich Therapeutics, Inc.

In connection with the Company’s merger of its wholly-owned subsidiary VQ Acquisition Corp., with Greenwich Therapeutics, Inc. (“Greenwich”), effective as of October 18, 2005, it issued an aggregate of 17,128,790 shares of its common stock and five-year warrants to purchase 4,000,000 shares at an exercise price of $1.41 to the former stockholders of Greenwich in exchange for their shares of Greenwich common stock. The Company relied on the exemption from federal registration under Section 4(2) of the Securities Act, based on its belief that the issuance of such securities did not involve a public offering, as there were fewer than 35 “non-accredited” investors, all of whom, either alone or through a purchaser representative, had such knowledge and experience in financial and business matters so that each was capable of evaluating the risks of the investment.

As a result of the merger, the Company assumed Greenwich’s outstanding indebtedness of approximately $794,000, which resulted from a promissory note issued to Paramount BioCapital Investments, LLC. The note was amended at the time of the merger to provide that the Company would assume the outstanding indebtedness under the note. The Company has now satisfied $295,000 of the indebtedness due under the amendment by issuing 392,830 shares of our common stock at a per-share price of $0.75 to Paramount.

October 2005 Private Placement

On October 18, 2005, the Company sold in a private placement offering to accredited investors units of its securities consisting of shares of common stock and warrants to purchase additional shares of common stock. The Company sold an aggregate of 11,179,975 shares of five-year warrants to purchase 4,471,975 shares at an exercise price of $1.00 per share. The total gross proceeds resulting from this offering were approximately $8.4 million, before deducting selling commissions and expenses. The Company paid total cash commissions of approximately $587,000 to selling agents engaged in connection with the offering and issued 5-year warrants to purchase an aggregate of 1,117,997 shares of common stock, exercisable at a price of $1.00 per share. In connection with this offering, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares and warrants did not involve a public offering as each investor was “accredited” and no general solicitation was involved in the offering.

February 2004 Private Placement

On February 25, 2004, the Company sold an aggregate of 4,826,906 shares of its common stock at a price of $1.50 per share, to 134 purchasers. Each purchaser also received a warrant to purchase at a price of $1.65 per share an additional number of shares of common stock equal to one-half of the shares purchased. In connection with this sale, the Company engaged ThinkEquity Partners, LLC , Paramount BioCapital, Inc., and indirectly, Casimir Capital, L.P., to serve as placement agents. As partial compensation for their services, the Company issued to the placement agents warrants to purchase an aggregate of 482,691 shares of common stock at a price of $1.65 per share. The Company relied on the exemption from federal registration under Section 4(2) of the Securities Act based on (i) its belief that the sale did not involve a public offering, (ii) each purchaser was an accredited investors, and (iii) no general solicitation was involved.

Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated July 1, 2005 by and among the Company, VQ Acquisition Corp. and Greenwich Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 10-QSB filed November 14, 2005).

2.2
First Amendment to Agreement and Plan of Merger dated August 19, 2005 by and among the Company, VQ Acquisition Corp. and Greenwich Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Form 10-QSB filed November 14, 2005).

2.3
Agreement and Plan of Merger dated October 14, 2005 by and between VioQuest Pharmaceuticals, Inc. and VioQuest Delaware, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed October 20, 2005).

3.1	Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed October 20, 2005).

3.2	Bylaws, as amended to date (incorporated by reference to Exhibit 3.2 of Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003).

4.1
Common Stock Purchase Warrant dated as of February 18, 2003 issued to Key West Associates, LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-QSB for the period ended March 31, 2003).

4.2	Option Agreement No. LL-1 dated May 6 , 2003 issued to Princeton Corporate Plaza, LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

4.3	Form of Option Agreement dated May 6, 2003 issued to Princeton Corporate Plaza, LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

4.4	Schedule of Options substantially identical to Exhibit 4.3 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

4.5	Form of Common Stock Purchase Warrant issued in connection with February 2004 private placement (incorporated by reference to the Registrant’s Form SB-2 filed March 26, 2004 (File No. 333-113980)).

4.6
Form of Common Stock Purchase Warrant issued in connection with the October 2005 private placement (incorporated by reference to Exhibit 4.1 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).

4.7
Form of Common Stock Purchase Warrant issued to placement agents in connection with the October 2005 private placement (incorporated by reference to Exhibit 4.2 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).

4.8
Form of Common Stock Purchase Warrant issued in connection with the October 2005 acquisition of Greenwich Therapeutics, Inc. (incorporated by reference to Exhibit 4.3 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).

4.9	Form of Common Stock Purchase Warrant issued in connection with the October 2006 private placement (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed October 24, 2006).

4.10
Form of Common Stock Purchase Warrant issued to placement agents in connection with the October 2005 private placement (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed October 24, 2006).

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (previously filed).

10.1
License Agreement dated on or about October 27, 2000, as amended, between Chiral Quest, LLC and The Penn State Research Foundation (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-QSB for the period ended March 31, 2003).

10.2	Consulting Agreement dated May 15, 2003 between the Registrant and Xumu Zhang, Ph.D. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

10.3	2003 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB for the year ended December 31, 2003).

10.4
Employment Agreement dated February 1, 2005 between the Company and Daniel Greenleaf (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.5	Separation Agreement between the Registrant and Ronald Brandt dated April 4, 2005 (incorporated by reference to Exhibit 10.5 of the Company’s Form 10-KSB for the year ended December 31, 2005).

10.6
License Agreement dated February 8, 2005 by and between Greenwich Therapeutics, Inc. and The Cleveland Clinic Foundation (incorporated by reference to Exhibit 10.6 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).++

10.7
License Agreement dated April 19, 2005 by and between Greenwich Therapeutics, Inc. and the University of South Florida Research Foundation, Inc. ((incorporated by reference to Exhibit 10.7 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).++

10.8	Letter Agreement between the Company and Pamela Harris dated February 15, 2006 (incorporated by reference to Exhibit 10.8 of the Company’s Form 10-KSB for the year ended December 31, 2005).

10.9
Form of Subscription Agreement issued in connection with the October 2005 private placement (incorporated by reference to Exhibit 10.9 of the Company’s Form 10-KSB for the year ended December 31, 2005).

10.10	Form of Subscription Agreement issued in connection with the October 2006 private placement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed October 24, 2006).

10.11	Letter Agreement between the Company and Lawrence Akinsanmi effective October 1, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed October 6, 2006).

10.12	Summary terms of 2006 management bonus compensation plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed May 25, 2006).

10.13	Summary terms of outside director compensation (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed May 25, 2006).

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of attorney (previously filed).

++	Confidential treatment has been granted as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Item 28. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, New Jersey, on November 16, 2006.

VIOQUEST PHARMACEUTICALS, INC.

By:	/s/ Daniel Greenleaf
Daniel Greenleaf President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Daniel Greenleaf and Brian Lenz, signing singly, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorneys-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed as of November 16, 2006 by the following persons in the capacities indicated.

Name	Title

/s/ Daniel Greenleaf	President, Chief Executive Officer and Director
Daniel Greenleaf	(Principal Executive Officer)

/s/ Brian Lenz	Chief Financial Officer and Secretary (Principal Financial and
Brian Lenz	Accounting Officer)

/s/ Stephen C. Rocamboli	Chairman of the Board
Stephen C. Rocamboli

/s/ Vincent M. Aita	Director
Vincent M. Aita

/s/ Johnson Y.N. Lau	Director
Johnson Y.N. Lau

/s/ Stephen A. Roth	Director
Stephen A. Roth

/s/ Michael Weiser	Director
Michael Weiser

Xumu Zhang	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated July 1, 2005 by and among the Company, VQ Acquisition Corp. and Greenwich Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 10-QSB filed November 14, 2005).

2.2
First Amendment to Agreement and Plan of Merger dated August 19, 2005 by and among the Company, VQ Acquisition Corp. and Greenwich Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Form 10-QSB filed November 14, 2005).

2.3
Agreement and Plan of Merger dated October 14, 2005 by and between VioQuest Pharmaceuticals, Inc. and VioQuest Delaware, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed October 20, 2005).

3.1	Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed October 20, 2005).

3.2	Bylaws, as amended to date (incorporated by reference to Exhibit 3.2 of Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003).

4.1
Common Stock Purchase Warrant dated as of February 18, 2003 issued to Key West Associates, LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-QSB for the period ended March 31, 2003).

4.2	Option Agreement No. LL-1 dated May 6 , 2003 issued to Princeton Corporate Plaza, LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

4.3	Form of Option Agreement dated May 6, 2003 issued to Princeton Corporate Plaza, LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

4.4	Schedule of Options substantially identical to Exhibit 4.3 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

4.5	Form of Common Stock Purchase Warrant issued in connection with February 2004 private placement (incorporated by reference to the Registrant’s Form SB-2 filed March 26, 2004 (File No. 333-113980)).

4.6
Form of Common Stock Purchase Warrant issued in connection with the October 2005 private placement (incorporated by reference to Exhibit 4.1 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).

4.7
Form of Common Stock Purchase Warrant issued to placement agents in connection with the October 2005 private placement (incorporated by reference to Exhibit 4.2 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).

4.8
Form of Common Stock Purchase Warrant issued in connection with the October 2005 acquisition of Greenwich Therapeutics, Inc. (incorporated by reference to Exhibit 4.3 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).

4.9	Form of Common Stock Purchase Warrant issued in connection with the October 2006 private placement (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed October 24, 2006).

4.10
Form of Common Stock Purchase Warrant issued to placement agents in connection with the October 2005 private placement (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed October 24, 2006).

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (previously filed).

10.1
License Agreement dated on or about October 27, 2000, as amended, between Chiral Quest, LLC and The Penn State Research Foundation (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-QSB for the period ended March 31, 2003).

10.2	Consulting Agreement dated May 15, 2003 between the Registrant and Xumu Zhang, Ph.D. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-QSB for the period ended June 30, 2003).

10.3	2003 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB for the year ended December 31, 2003).

10.4
Employment Agreement dated February 1, 2005 between the Company and Daniel Greenleaf (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.5	Separation Agreement between the Registrant and Ronald Brandt dated April 4, 2005 (incorporated by reference to Exhibit 10.5 of the Company’s Form 10-KSB for the year ended December 31, 2005).

10.6
License Agreement dated February 8, 2005 by and between Greenwich Therapeutics, Inc. and The Cleveland Clinic Foundation (incorporated by reference to Exhibit 10.6 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).++

10.7
License Agreement dated April 19, 2005 by and between Greenwich Therapeutics, Inc. and the University of South Florida Research Foundation, Inc. ((incorporated by reference to Exhibit 10.7 of the Registrant’s Form SB-2 filed November 17, 2005 (File No. 333-129782)).++

10.8	Letter Agreement between the Company and Pamela Harris dated February 15, 2006 (incorporated by reference to Exhibit 10.8 of the Company’s Form 10-KSB for the year ended December 31, 2005).

10.9
Form of Subscription Agreement issued in connection with the October 2005 private placement (incorporated by reference to Exhibit 10.9 of the Company’s Form 10-KSB for the year ended December 31, 2005).

10.10	Form of Subscription Agreement issued in connection with the October 2006 private placement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed October 24, 2006).

10.11	Letter Agreement between the Company and Lawrence Akinsanmi effective October 1, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed October 6, 2006).

10.12	Summary terms of 2006 management bonus compensation plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed May 25, 2006).

10.13	Summary terms of outside director compensation (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed May 25, 2006).

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of attorney (previously filed).

++	Confidential treatment has been granted as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.